                                                                     EXHIBIT 2.1



                               MERGER AGREEMENT

                                     Among


                      NEW CENTURY FINANCIAL CORPORATION,

                   PWF CORPORATION, PAUL AKERS, KIRK REDDING

                                      and

                             NC ACQUISITION CORP.


                               DECEMBER 17, 1997

                               TABLE OF CONTENTS
                               -----------------

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                                                                            Page
                                                                            ----
ARTICLE I      DEFINITIONS.................................................    1
     1.1       Definitions.................................................    1

ARTICLE II     THE MERGER..................................................    6
     2.1       The Merger..................................................    6
     2.2       Effective Time of the Merger................................    7
     2.3       Effect of the Merger........................................    7
     2.4       Articles of Incorporation...................................    7
     2.5       Bylaws......................................................    7
     2.6       Conversion of Shares........................................    7
     2.7       Exchange of Shares..........................................    8
     2.8       Adjustment to Merger Consideration..........................    8
     2.9       Nature and Qualification of Merger..........................    9

ARTICLE III    ADDITIONAL PAYMENTS.........................................   10
     3.1       First Earn-Out..............................................   10
     3.2       Second Earn-Out.............................................   10
     3.3       Payment of Earn-Outs........................................   11
     3.4       Procedures For Determination of Earn-Out Payments...........   11
     3.5       Accounting and Financial Guidelines.........................   12
     3.6       Acceleration................................................   14
     3.7       Right to Withhold and Offset................................   15

ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS..............   16
     4.1       Incorporation, Stock, Etc...................................   16
     4.2       Title to Stock..............................................   16
     4.3       Authority; Binding Effect...................................   17
     4.4       Articles of Incorporation and By-Laws.......................   17
     4.5       Interests in Other Entities.................................   17
     4.6       Corporate Records...........................................   17
     4.7       Consents and Approvals of Governmental Authorities..........   17
     4.8       Financial Statements........................................   17
     4.9       Absence of Undisclosed Liabilities..........................   18
     4.10      Tax Returns.................................................   18
     4.11      Absence of Certain Developments.............................   18
     4.12      Contracts and Commitments...................................   20
     4.13      Litigation; Compliance......................................   21
     4.14      Agreements Regarding Employees; Labor Disputes..............   21
     4.15      No Conflict; Consents.......................................   21
     4.16      Personal Property...........................................   21

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     4.17      Environmental Laws and Regulations..........................   21
     4.18      Laws........................................................   22
     4.19      Insolvency..................................................   23
     4.20      Brokerage...................................................   23
     4.21      Restrictive Documents.......................................   23
     4.22      Books and Records...........................................   23
     4.23      Employee Benefit Plans......................................   23
     4.24      Insurance...................................................   24
     4.25      Insider Interests...........................................   24
     4.26      Investment Representation...................................   24
     4.27      No Misrepresentation........................................   24

ARTICLE V      REPRESENTATIONS AND WARRANTIES OF PARENT....................   25
     5.1       Incorporation, Stock, Etc...................................   25
     5.2       Authority; Binding Effect; and Consents.....................   25
     5.3       Consents and Approvals of Governmental Authorities..........   25
     5.4       SEC Reports of Parent.......................................   25
     5.5       Parent's Financial Statements...............................   26
     5.6       Absence of Undisclosed Liabilities..........................   26
     5.7       Absence of Prior Business...................................   26
     5.8       Absence of Certain Developments.............................   26
     5.9       Litigation..................................................   26
     5.10      No Conflict.................................................   27
     5.11      Brokerage...................................................   27
     5.12      Continuation of Company Business............................   27
     5.13      No Misrepresentation........................................   27

ARTICLE VI     COVENANTS WITH RESPECT TO CONDUCT OF BUSINESS OF THE COMPANY
               PRIOR TO CLOSING............................................   27
     6.1       Access to the Company; Confidentiality......................   27
     6.2       Material Adverse Changes....................................   28
     6.3       Conduct of Business.........................................   28
     6.4       Notification of Certain Matters.............................   30
     6.5       Permits and Approvals.......................................   30
     6.6       Preservation of Business Prior to Closing Date..............   30


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ARTICLE VII    ADDITIONAL COVENANTS AND AGREEMENTS.........................   31
     7.1       Covenants Relating to Earn-Outs.............................   31
     7.2       Exclusive Negotiations......................................   33
     7.3       Restrictions on Resale of Merger Shares.....................   33
     7.4       Non-Competition.............................................   33

ARTICLE VIII   CONDITIONS OF PURCHASE......................................   35
     8.1       General Conditions..........................................   35
     8.2       Conditions to Obligations of Parent and Acquisition
               Subsidiary..................................................   36
     8.3       Conditions to Obligations of the Company and the
               Shareholders................................................   37

ARTICLE IX     INDEMNITY...................................................   37
     9.1       Survival of Representations.................................   37
     9.2       Indemnification.............................................   38
     9.3       Limitations.................................................   38
     9.4       Indemnification Procedures..................................   40
     9.5       Shareholders' Option to Use Parent Common Stock As Payment..   42
     9.6       Tax Treatment of Indemnity Payments.........................   42

ARTICLE X      TERMINATION OF OBLIGATIONS; SURVIVAL........................   43
    10.1       Termination of Agreement....................................   43
    10.2       Effect of Termination.......................................   43

ARTICLE XI     REGISTRATION RIGHTS.........................................   43
    11.1       Piggyback Registration......................................   43
    11.2       Registration Procedures.....................................   44
    11.3       Registration Expenses.......................................   48

ARTICLE XIII   MISCELLANEOUS PROVISIONS....................................   48
    12.1       Amendment and Modifications.................................   49
    12.2       Waiver of Compliance........................................   49
    12.3       Expenses....................................................   49
    12.4       Good Faith Efforts; Further Assurances......................   49
    12.5       Remedies; Waiver............................................   49
    12.6       Knowledge Convention........................................   49
    12.7       Notices.....................................................   50
    12.8       Assignment..................................................   50
    12.9       Publicity...................................................   51
    12.10      Governing Law...............................................   51
    12.11      Counterparts................................................   51


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    12.12      Headings....................................................   51
    12.13      Entire Agreement............................................   51
    12.14      Third Parties...............................................   51

                             SCHEDULES AND EXHIBITS
                             ----------------------

Schedules

Schedule A        List of Shareholders
Schedule 4.1      Company - Incorporation; Stock; Etc.
Schedule 4.8      Financial Statements
Schedule 4.9      Undisclosed Liabilities
Schedule 4.11     Absence of Certain Developments
Schedule 4.12     Contracts and Commitments
Schedule 4.13     Litigation; Compliance
Schedule 4.16     Personal Property
Schedule 4.17     Environmental Laws and Regulations
Schedule 4.23     Employee Benefit Plans
Schedule 4.24     Insurance
Schedule 4.25     Insider Interests
Schedule 5.1(c)   Parent - Incorporation; Stock; Etc.


Exhibits

Exhibit A         Agreement of Merger
Exhibit B         Articles of Incorporation of Surviving Corporation
Exhibit C         Bylaws of Surviving Corporation
Exhibit D         Letter of Transmittal
Exhibit E         Form of Akers Employment Agreement
Exhibit F         Form of Redding Employment Agreement
Exhibit G         Form of Opinion of Company Counsel
Exhibit H         Form of Investment Letter
Exhibit I         Form of Opinion of Parent's Counsel
Exhibit J         Sample Calculation of First Earn-Out
Exhibit K         Sample Calculation of Second Earn-Out
Exhibit L         Calculation of Gross Gain on Sale

                                MERGER AGREEMENT
                                ----------------


     This MERGER AGREEMENT (this "Agreement") is made and entered into as of this 17th day of December, 1997, by and among New Century Financial Corporation, a Delaware corporation ("Parent"), NC Acquisition Corp., a California corporation ("Acquisition Subsidiary"), PWF Corporation, a California corporation (the "Company"), Paul B. Akers, an individual, and Kirk Redding, an individual (each a "Shareholder" and collectively, the "Shareholders").

                              W I T N E S S E T H:
                              -------------------

     WHEREAS, the outstanding capital stock of the Company is owned by the Shareholders in the amounts set forth opposite each Shareholder's name on Schedule A, and such shares constitute 100% of the issued and outstanding capital stock of such Company;

     WHEREAS, on the closing, the Company will merge with and into Acquisition Subsidiary pursuant to Section 1100 of the General Corporation Law of the State of California (the "California Code") thereby causing the Company to become a wholly-owned subsidiary of Parent;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

     1.1  Definitions.  As used in this Agreement and the Exhibits and Schedules
          -----------
delivered pursuant to this Agreement, the following definitions, in addition to those set forth elsewhere in this Agreement, shall apply:

     "Adjusted First Earn-Out Net Earnings of the Business" means (i) the First Earn-Out Net Earnings of the Business for the fiscal year ending December 31, 2000 minus (ii) the amount, if any, by which the First Earn-Out Net Earnings of
     -----
the Business for the fiscal year ending December 31, 1998 were less than zero minus (iii) the amount, if any, by which the First Earn-Out Net Earnings of the
-----
Business for the fiscal year ending December 31, 1999 were less than zero.

     "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. For purposes of this definition, "control", when used with respect to any specified Person, means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of a majority of voting securities, by contract or otherwise; and the terms "controlling" and

"controlled" have meanings correlative of the foregoing. For purposes of this Agreement, Affiliates of the Company shall be deemed to include, without limitation, each of Akers and Redding.

     "Agreed Claims" has the meaning given in Section 9.4(d) of this Agreement.

     "Akers" shall mean Paul Akers and his successors and assigns.

     "Akers Employment Agreement" means the agreement between Akers and the Surviving Corporation in substantially the form attached hereto as Exhibit E.

     "Amortization Amounts" has the meaning given in Section 3.5(c) of this Agreement.

     "Applicable Percent" has the meaning given in Section 3.6(b) of this Agreement.

     "Bankruptcy Code" has the meaning given in Section 4.19 of this Agreement.

     "Books and Records" has the meaning given in Section 4.22 of this Agreement.

     "Cash Excess" has the meaning given in Section 2.8(b) of this Agreement.

     "CERCLA" has the meaning given in Section 4.17 of this Agreement.

     "Certificate" has the meaning given in Section 9.4(a) of this Agreement.

     "Closing" means the consummation of the transactions contemplated by this Agreement in accordance herewith.

     "Commission" has the meaning given in Section 5.4 of this Agreement.

     "Company Common Stock" has the meaning given in Section 2.6 of this Agreement.

     "Company Financial Statements" has the meaning given in Section 4.8 of this Agreement.

     "Covered Liabilities" has the meaning given in Section 2.8(a) of this Agreement.

     "Delivery Date Share Value" has the meaning given in Section 3.3(c) of this Agreement.

     "Earn-Out Deficiency" means the amount, if any, equal to the sum of (i) the difference between (1) $250,000 and (2) the actual aggregate amount paid to the Shareholders pursuant to Section 3.1(a) hereof in respect of the First Earn-Out based on the First Earn-Out Net Earnings of the Business for the fiscal year ending December 31, 1998; plus (ii) the difference between (1) $500,000 and (2) the
                   ----
actual aggregate amount paid to the Shareholders pursuant to Section 3.1(b) hereof in respect of the First Earn-Out based on First Earn-Out Net Earnings of the Business for the fiscal year ending December 31, 1999.

     "Earn-Out Amounts" has the meaning given in Section 3.7 of this Agreement.

     "Effective Time" has the meaning given in Section 2.2 of this Agreement.

     "Employee Benefit Plans" has the meaning given in Section 4.23(a) of this Agreement.

     "ERISA" has the meaning given in Section 4.23(a) of this Agreement.

     "Escrow Account" has the meaning given in Section 3.7 of this Agreement.

     "First Earn-Out" has the meaning given in Section 3.1 of this Agreement.

     "First Earn-Out Net Earnings of the Business" means the net income generated for the period in question by the business of the Company to which the Surviving Corporation succeeded as a result of the Merger, determined in accordance with GAAP consistently applied during such period, subject to the guidelines set forth in Section 3.5 of this Agreement.

     "Founding Managers" means Robert K. Cole, Brad A. Morrice, Steven G. Holder and Edward F. Gotschall.

     "GAAP" means generally accepted accounting principles in the United States, as in effect from time to time.

     "Governmental Entity" means any government or agency, district, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

     "Hazardous Materials" has the meaning given in Section 4.17 to this Agreement.

     "Held Claims" has the meaning given in Section 9.4(b) of this Agreement.

     "Holder" and "Holders" have the respective meanings given in Section 6.2(b) of this Agreement.

     "Indemnified Party" has the meaning given in Section 9.3(a) of this Agreement.

     "Indemnifying Party" has the meaning given in Section 9.3(d) of this Agreement.

     "Indemnity Excess" has the meaning given in Section 9.4(b) of this Agreement.

     "Initial Purchase Price" means the aggregate amounts to be paid by Parent to the Shareholders pursuant to clauses (a) and (b) of Section 2.6 of this Agreement.

     "Law" means any constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Entity and any Order.

     "Losses" has the meaning given in Section 9.2(a) of this Agreement.

     "Merger" has the meaning given in Section 2.1 of this Agreement.

     "Merger Expenses" means all reasonable, out-of-pocket costs and expenses, including, without limitation, fees and expenses of attorneys, brokers and/or accountants, relating to or in connection with this Agreement and/or the transactions contemplated hereby.

     "Non-Triggered Earnings Estimate" means the amount equal to the quotient
(X) the numerator of which is equal to (a) 50% of the sum of (1) Parent's net income for the quarter ended December 31, 2000, plus (2) Parent's net income for the quarter ended September 30, 2000, multiplied by (b) four (4) and (Y) the denominator of which is equal to the weighted average number of outstanding shares of Parent Common Stock during the six-month period ended December 31, 2000.

     "Non-Triggered Multiple" means the product of (i) 0.75 multiplied by (ii) the ratio (A) the numerator of which is equal to the Non-Triggered Share Value and (B) the denominator of which is equal to the Non-Triggered Earnings Estimate.

     "Non-Triggered Share Value" means fifty percent (50%) of the sum of (i) the average of the daily closing prices of the Parent Common Stock as reported by the Nasdaq National Market for the ten (10) trading day period beginning on the trading day after Parent publicly announces its earnings for the quarter ended on December 31, 2000 and (ii) the average of the daily closing prices of the Parent Common Stock as reported by the Nasdaq National Market for the ten (10) trading day period beginning on the trading day after Parent publicly announces its earnings for the quarter ended on September 30, 2000.

     "Order" means any decree, injunction, judgment, order, ruling, assessment or writ.

     "Other Shares" has the meaning given in Section 11.1(a) of this Agreement.

     "Parent Common Stock" has the meaning given in Section 2.6 of this Agreement.

     "Parent Reports" has the meaning given in Section 5.4 of this Agreement.

     "Payables Excess" has the meaning given in Section 2.8(b) of this Agreement.

     "Person" means any individual, partnership, joint venture, corporation, trust, unincorporated organization or government or any department or agency thereof.

     "Piggyback Registration" has the meaning given in Section 11.1(a) of this Agreement.

     "Piggyback Shareholder" has the meaning given in Section 11.1(a) of this Agreement.

     "Prorata Share" means, as to any Shareholder, the ratio (X) the numerator of which is equal to the total number of shares of Company Common Stock owned or held by such Shareholder immediately prior to the Closing Date and (Y) the denominator of which is equal to the total number of outstanding shares of Company Common Stock as of such time.

     "Purchase Price Holdback Amount" has the meaning given in Section 2.8 of this Agreement.

     "RCRA" has the meaning given in Section 4.17 to this Agreement.

     "Redding" shall mean Kirk Redding and his successors and assigns.

     "Redding Employment Agreement" means the agreement between Redding and the Surviving Corporation in substantially the form attached hereto as Exhibit F.

     "Restriction" has the meaning given in Section 4.21 to this Agreement.

     "Second Earn-Out" has the meaning given in Section 3.2 of this Agreement.

     "Second Earn-Out Compensation" has the meaning given in Section 3.2 of this Agreement.

     "Second Earn-Out Net Earnings of the Business" means the net income generated for the period in question by the business of the Company to which the Surviving Corporation succeeded as a result of the Merger, determined in accordance with GAAP consistently applied during such period, subject to the guidelines set forth in Section 3.5 of this Agreement.

     "Securities Act" means the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

     "Share Value" has the meaning given in Section 2.6 of this Agreement.

     "Surviving Corporation" has the meaning given in Section 2.1 of this Agreement.

     "Tax Benefits" has the meaning given in Section 9.3(a) of this Agreement.

     "Third Party Awards" has the meaning given in Section 9.3(a) of this Agreement.

     "Transaction" has the meaning given in Section 3.6.

     "Triggered Earnings Estimate" means the amount equal to the quotient (X) the numerator of which is equal to (a) 50% of the sum of (1) Parent's net income for the fiscal quarter in which the Triggering Event occurs, plus (2) Parent's net income for the fiscal quarter prior to the occurrence of the Triggering Event, multiplied by (b) four (4) and (Y) the denominator of which is equal to the weighted average number of outstanding shares of Parent Common Stock during the two fiscal quarters described in clauses (1) and (2) above in this definition.

     "Triggered Multiple" means the product of (i) 0.75 multiplied by (ii) the ratio (A) the numerator of which is equal to the Triggered Share Value and (B) the denominator of which is equal to the Triggered Earnings Estimate.

     "Triggered Share Value" means fifty percent (50%) of the sum of (i) the average of the daily closing prices of the Parent Common Stock as reported by the Nasdaq National Market for the ten (10) trading day period beginning on the trading day after Parent publicly announces its earnings for the quarter in which the Triggering Event occurs and (ii) the average of the daily closing prices of the Parent Common Stock as reported by the Nasdaq National Market for the ten (10) trading day period beginning on the trading day after Parent publicly announces its earnings for the quarter immediately preceding the calendar quarter described in clause (i) of this definition.

     "Triggering Event" has the meaning given in Section 3.6 of this Agreement.

     "Wall Street Prime" shall mean the prime rate of interest as reported in the Western Edition of the The Wall Street Journal.
                           -----------------------

For all purposes of this Agreement, except as otherwise expressly provided:

     (i) the terms in this Article 1 have the meanings assigned to them in this Article 1 and include the plural as well as the singular,

     (ii) all accounting terms not otherwise defined herein have the meanings assigned under GAAP,

     (iii) all references in this Agreement to designated "Articles," "Sections" and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement,

     (iv) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms,

     (v) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, and

     (vi) the words "include," "including" and other words of similar import mean "include, without limitation" or "including, without limitation," regardless of whether any reference to "without limitation" or words of similar import is made.

                                   ARTICLE II
                                   THE MERGER

     2.1 The Merger.  Upon the terms and conditions set forth in this Agreement
         ----------
and in accordance with the California Code, Parent and the Shareholders shall, on the Closing Date, cause the Company to merge with and into Acquisition Subsidiary, with Acquisition Subsidiary as the surviving corporation (the "Surviving Corporation"), pursuant to Section 1100 of the California Code (the "Merger"). The Merger shall be effected in accordance with and pursuant to the Agreement of Merger attached hereto as Exhibit A. The "Closing Date" means 8:30 a.m., Pacific Standard Time, on January 5, 1998 at the offices of O'Melveny & Myers LLP, 610 Newport Center Drive, Newport Beach, California 92660, or at such other time and date as the parties hereto shall by written instrument designate.

     2.2 Effective Time of the Merger.  The Merger shall be consummated by
         ----------------------------
filing with the California Secretary of State the Agreement of Merger. The date and time the Merger becomes effective in accordance with the provisions of the California Code, or such later date and time as the parties may agree in writing, is the "Effective Time".

     2.3 Effect of the Merger.  At the Effective Time, the separate existence of
         --------------------
the Company shall cease and the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, immunities, powers, franchises and authority, and be subject to all of the restrictions, disabilities and duties of the Company and Acquisition Subsidiary; and the rights, privileges, immunities, powers, franchises and authority of the Company and Acquisition Subsidiary, and all assets and property of every description, real, personal and mixed and every interest therein wherever located, and all debts or other obligations belonging or due to the Company or Acquisition Subsidiary, on whatever account, as well as all other things in action or belonging to the Company and/or Acquisition Subsidiary, shall be vested in the Surviving Corporation; and all property, rights, privileges, immunities, powers, franchises and authority of the Company and/or Acquisition Subsidiary, and each and every other interest of either of them, shall be thereafter the property of the Surviving Corporation, and the title to any real estate or interest therein vested by deed or otherwise shall not revert to or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of the Company and/or Acquisition Subsidiary shall be preserved and unimpaired, and the Surviving Corporation shall be liable for the debts, liabilities, duties and obligations of the Company and/or Acquisition Subsidiary, and any claim existing, or action or proceeding pending, by or against the Company and/or Acquisition Subsidiary may be prosecuted to judgment with right of appeal, as if the Merger had not taken place.

     2.4 Articles of Incorporation.  The Articles of Incorporation of the
         -------------------------
Surviving Corporation shall be as set forth as Exhibit B hereto, as amended by the Agreement of Merger to be filed with the California Secretary of State pursuant to Section 2.2, and until further amended in accordance with applicable law.

     2.5 Bylaws.  The Bylaws of the Surviving Corporation shall be as set forth
         ------
as Exhibit C hereto until amended in accordance with applicable law.

     2.6 Conversion of Shares.  At the Effective Time, by virtue of the Merger
         --------------------
and without any action on the part of any Shareholder, each share of the common stock of the Company ("Company Common Stock") shall cease to be outstanding and
shall be converted into the right to receive (a) $[      ] in cash (which amount
reflects the deduction of the Purchase Price Adjustment Holdback from the cash portion of the Initial Purchase Price withheld pursuant to Section 2.8 below) [amount to be paid in cash being equal to the quotient of (1) $1,500,000 (less the Purchase Price Adjustment Holdback as provided in Section 2.8) divided by
(2) 500,000]; (b) that number of shares of the common stock of Parent, $0.001 par value per share (the "Parent Common Stock") equal to the quotient of (1) (X) $2,000,000 divided by (Y) the Share Value divided by (2) 500,000; (c) the right
           ----------                     ----------
to receive part or all of the Purchase Price Adjustment Holdback pursuant to
Section 2.8; and (d) as provided in Article III, the First Earnout, if any, and the Second Earnout, if any; provided, however, that no certificates representing fractional shares of Parent Common Stock will be issued upon the surrender for exchange of a certificate or certificates representing Company Common Stock. In lieu of any such fractional shares, each Shareholder who otherwise would be entitled to receive a fractional share of Parent Common Stock will be entitled to receive from Parent a cash payment equal to such fraction multiplied by the Share Value. For purposes hereof, "Share Value" shall mean the average of the closing sale prices of the Parent Common Stock on the Nasdaq National Market for the twenty (20) trading days ending on the business day immediately preceding the Closing Date.

     2.7 Exchange of Shares.  Immediately following the Merger, upon surrender
         ------------------
by the Shareholders of the certificates representing the Company Common Stock and delivery by the Shareholders to Parent of an executed letter of transmittal in substantially the form attached hereto as Exhibit D, Parent shall (a) pay each Shareholder, by wire transfer to such Shareholder's bank account of immediately available funds, the amount to which such Shareholder is entitled in cash pursuant to clause (a) of Section 2.6 above; and (b) cause to be issued to each Shareholder certificates representing the number of shares of Parent Common Stock to which such Shareholder is entitled pursuant to clause

(b) of Section 2.6 above. Each Shareholder acknowledges and agrees that each such certificate will be stamped or imprinted with a legend in substantially the following form:

     "THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE DISTRIBUTED, SOLD, TRANSFERRED, ASSIGNED, HYPOTHECATED OR OFFERED UNLESS THERE IS IN EFFECT A REGISTRATION STATEMENT UNDER SUCH ACT AND LAWS COVERING SUCH SECURITIES OR THE ISSUER RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE ISSUER OR A NO-ACTION LETTER FROM THE COMMISSION INDICATING THAT SUCH DISTRIBUTION, SALE, TRANSFER, ASSIGNMENT, HYPOTHECATION OR OFFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT AND LAWS.

     THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE ALSO SUBJECT TO RESTRICTIONS ON RESALE CONTAINED IN THAT CERTAIN MERGER AGREEMENT, DATED AS OF _____________ __, 1997, A COPY OF WHICH IS AVAILABLE WITH THE SECRETARY OF THE ISSUER."

     2.8 Adjustment to Merger Consideration.
         ----------------------------------

         (a) Purchase Price Adjustment Holdback. The parties agree that, as of the Closing Date, the Company's balance of cash and cash equivalents as at such date shall be exactly equal to all of its accounts payable, commissions and income taxes payable and any other liabilities which are or should be accrued at such date, including, without limitation, the litigation liability described in Section 6.7 (collectively, the "Covered Liabilities"). Pending the parties' verification of such fact in accordance with paragraph (b) below, Parent shall withhold from the cash portion of the Initial Purchase Price an amount equal to $25,000 or such other amount upon which the parties may agree prior to the Closing (the "Purchase Price Adjustment Holdback").

         (b) Release of Holdback. Within sixty (60) days of the Closing Date, Parent and the Shareholders shall mutually determine the Company's actual balances of cash and cash equivalents and the Covered Liabilities as at the Closing Date. If the actual amount of cash and cash equivalents exceeds the actual amount of the Covered Liabilities (the amount of such excess, the "Cash Excess"), then Parent shall, within five (5) days of such determination, pay to each Shareholder his Prorata Share of the full amount of the Purchase Price Adjustment Holdback plus the full amount of the Cash Excess. If the amount of the Company's Covered Liabilities exceeds the amount of its cash and cash equivalents as so determined by the parties (such excess, a "Payables Excess") by an amount equal to or less than the amount of the Purchase Price Adjustment Holdback, then Parent shall (i) be entitled to offset the amount of the Payables Excess against the Purchase Price Adjustment Holdback and (ii) if any portion of the Purchase Price Adjustment Holdback is then remaining, pay, within five (5) days of the determination of the Payables Excess, to each Shareholder such Shareholder's Prorata Share of such remaining portion of the Purchase Price Adjustment Holdback. If there is a Payables Excess and such excess is greater than the amount of the Purchase Price Adjustment Holdback, then Parent shall be entitled to retain the full amount of the Purchase Price Adjustment Holdback and each Shareholder shall, within five (5) days of the determination of the Payables Excess, pay to Parent in cash such Shareholder's Prorata Share of the amount by which the Payables Excess exceeds the amount of the Purchase Price Adjustment Holdback.

     2.9 Nature and Qualification of Merger.  This Agreement contemplates that
         ----------------------------------
the Merger will be a tax-free merger (except to the extent of cash received by the Shareholders) in a reorganization pursuant to Section 368 of the Internal Revenue Code of 1986, as amended, whereby the Shareholders will receive a combination of cash and capital stock in Parent in exchange for their capital stock in the Company. The parties hereto expect that the Merger will further certain of their business objectives, including, without limitation, the expansion of the Company's mortgage banking business and the enhancement of earnings created thereby. In doing so, following the Merger, the parties hereto currently intend to carry on at least one significant historic business enterprise of the Company, or to use at least a significant portion of the Company's historic business assets in a business, in each case, within the meaning of Treasury Reg. (S)1.368-1(d).

                                 ARTICLE III
                              ADDITIONAL PAYMENTS

     3.1 First Earn-Out.  Because of the difficulty of determining the value of
         --------------
the Company Common Stock as of the Effective Time, in addition to the cash amounts and shares of Parent Common Stock to be paid to the Shareholders in respect of their shares of Company Common Stock pursuant to Sections 2.6 and 3.2 hereof, each Shareholder shall be entitled, on and subject to the terms of this Agreement (including, without limitation, the provisions of Section 3.5 hereof), to receive as additional consideration for such Shareholder's shares of Company Common Stock such Shareholder's Prorata Share of a contingent aggregate payment (the "First Earn-Out") equal to the sum of the following amounts:

         (a) Ten percent (10%) of the first one million dollars ($1,000,000) and fifteen percent (15%) of the next one million dollars ($1,000,000) of the First Earn-Out Net Earnings of the Business for the fiscal year ending December 31, 1998, not to exceed $250,000 in the aggregate; plus
                                                                 ----

         (b) Ten percent (10%) of the first $1,000,000, twenty-five percent (25%) of the next $1,000,000, and fifteen percent (15%) of the next $1,000,000 of the First Earn-Out Net Earnings of the Business for the fiscal year ending December 31, 1999, not to exceed $500,000 in the aggregate; plus
                ----

         (c) (i) Twenty-five percent (25%) of the first $3,000,000 of the Adjusted First Earn-Out Net Earnings of the Business for the fiscal year ending December 31, 2000, not to exceed $750,000, plus (ii) if there is an
                                                       ----
     Earn-Out Deficiency, the lesser of (1) twenty-five percent (25%) of the amount, if any, by which the Adjusted First Earn-Out Net Earnings of the Business for the fiscal year ending December 31, 2000 exceed $3,000,000 and
     (2) the amount of the Earn-Out Deficiency.

     Sample calculations of hypothetical First Earn-Out payments for the three fiscal years ending December 31, 1998, 1999 and 2000, respectively, based on hypothetical First Earn-Out Net Earnings of the Business (or, in the case of the hypothetical First Earn-Out for the fiscal year ending December 31, 2000, hypothetical Adjusted First Earn-Out Net Earnings of the Business) are attached hereto as Exhibit J.

     3.2 Second Earn-Out.  Because of the difficulty of determining the value of
         ---------------
the Company Common Stock as of the Effective Time, in addition to the cash amounts and shares of Parent Common Stock to be paid to the Shareholders in respect of their shares of Company Common Stock pursuant to Sections 2.6 and 3.1 hereof, each Shareholder shall be entitled, on and subject to the terms of this Agreement, to receive as additional consideration for such Shareholder's shares of Company Common Stock such Shareholder's Prorata Share of a contingent aggregate payment (the "Second Earn-Out") equal to (1) the product of (a) fifty percent (50%) of the sum of (i) the Second Earn-Out

Net Earnings of the Business for the fiscal year ending December 31, 1999 plus
                                                                          ----
(ii) the Second Earn-Out Net Earnings of the Business for the fiscal year ending December 31, 2000 multiplied by (b) the Non-Triggered Multiple multiplied by (c)
                  -------------                                -------------
0.25 minus (2) all amounts paid or payable, if any, to consultants and/or
     -----
employees of the Surviving Corporation which amounts (the "Second Earn-Out Compensation") are determined by reference to the Second Earn-Out and who are designated as such by Redding and the Chief Executive Officer of Parent.

     A sample calculation of the Second Earn-Out based on hypothetical Second Earn-Out Net Earnings of the Business is attached hereto as Exhibit K.

     3.3 Payment of Earn-Outs.
         --------------------

     Subject to Section 3.7, Parent shall pay each Shareholder the amount due such Shareholder, if any, as follows:

         (a) First Earn-Out. With respect to the First Earn-Out for each fiscal year, Parent shall pay each Shareholder such Shareholder's Prorata Share of the First Earn-Out for such year within five (5) business days after the First Earn-Out for such year has been determined in accordance with Section
     3.4 below.

         (b) Second Earn-Out. Parent shall pay each Shareholder such Shareholder's Prorata Share of the Second Earn-Out, if any, within five (5) business days after the amount of the Second Earn-Out, if any, has been determined in accordance with Section 3.4 below.

         (c) Payment in Cash and Stock. All amounts, if any, payable to the Shareholders in respect of the First Earn-Out and the Second Earn-Out (whether pursuant to Section 3.1, Section 3.2 or Section 3.6 hereof) shall be paid by Parent fifty percent (50%) in cash (by cashier's check made payable to such Shareholder) and fifty percent (50%) in shares of Parent Common Stock. For purposes of this Section 3.3, each share of Parent Common Stock shall be deemed to have a value equal to the average of the daily closing prices of the Parent Common Stock as reported on the Nasdaq National Market for the twenty (20) trading day period ending, in the case of each payment in respect of the First Earn-Out, on the last business day of the fiscal year upon which such First Earn-Out payment is based and, in the case of payments to be made in respect of the Second Earn-Out, shall be deemed to have a value equal to the Non-Triggered Share Value; provided,
                                                                    --------
     however, that if there is a Triggering Event, the value of the Parent
     -------
     Common Stock used to pay the Second Earn-Out shall be deemed to have a value equal to the Triggered Share Value. Notwithstanding anything herein to the contrary, if the closing sale price per share of the Parent Common Stock as reported on the Nasdaq National Market as of the first prior trading day preceding the date such stock is to be delivered to the Shareholders pursuant to this Section 3.4 (the "Delivery Date Share Value") is such that, when multiplied by the aggregate number of shares of Parent Common Stock to be so delivered (using the per share values of the Parent Common Stock set forth in the previous sentence), the resulting product would be less than fifty percent (50%) of the aggregate amount of the Earn-Out payment in respect of which such shares are to be delivered, Parent shall deliver to the Shareholders the least number of additional shares of Parent Common Stock (valued at the Delivery Date Share Value), and reduce the cash amount to be delivered pursuant to this Section 3.3 by the least amount necessary to ensure that at least fifty percent (50%) of each such payment (determined using a per share price of the Parent Common Stock equal to the Delivery Date Share Value) pursuant to this Section 3.3 shall be in shares of Parent Common Stock. All certificates representing shares of Parent Common Stock delivered to the Shareholders pursuant to this Section 3.3(c) shall be stamped or imprinted with the legend set forth in Section 2.7 above.

     3.4 Procedures For Determination of Earn-Out Payments.  The determination
         -------------------------------------------------
of all amounts, if any, to be paid pursuant to the First Earn-Out shall be made as soon as practicable after completion of the financial statements of Parent for each period upon which such First Earn-Out payments are based, but in no event more than 45 days after such financial statements are completed. The determination of all amounts, if any, to be paid pursuant to the Second-Earn-Out shall be made as soon as practicable after the financial statements of Parent for the year ending December 31, 2000 have been completed, but not later than 45 days after the completion of such financial statements; provided, however, that
                                                        --------  -------
if a Triggering Event occurs, the determination of the amounts, if any, payable pursuant to the Second Earn-Out under Section 3.6 shall be made as soon as practicable after the Triggering Event occurs, but in no event later than 45 days after the completion of financial statements for the calendar quarter in which the Triggering Event occurs. All such determinations shall be made by the auditors regularly employed to audit the books of account and financial statements of Parent. Upon completing the determination of amounts due, if any, for any period pursuant to the First Earn-Out or pursuant to the Second Earn-Out, Parent shall cause the Shareholders to be notified in writing of such determination. The Shareholders shall have thirty (30) days from their receipt of such written notification in which to review the contents thereof and to notify Parent in writing as to whether they agree with the determinations made. If the Shareholders agree with such determinations, or if they shall fail to notify Parent in writing of their disagreement with such determinations within 30 days of their receipt of written notification thereof, all determinations of Parent's auditors made pursuant to this Section 3.4 shall be deemed binding and conclusive. If the Shareholders disagree with the determinations of Parent's auditors and so notify Parent in writing within such 30-day period, then Parent and the Shareholders shall promptly cause their respective auditors to mutually select a third firm of independent certified public accountants to review the determinations of Parent's auditors and, within thirty (30) days of its selection, report to Parent and the Shareholders its determinations with respect thereto, which determinations shall, in the absence of manifest error, be binding and conclusive. Parent shall bear fifty percent (50%) of the costs and expenses associated with the retention of such third firm of accountants, with the Shareholders each to bear their Prorata Share of the remaining fifty percent (50%) of such costs and expenses.

     3.5 Accounting and Financial Guidelines.
         -----------------------------------

         (a) With Respect to Both Earn-Outs. Notwithstanding any rule or convention under GAAP to the contrary, for purposes of determining the First Earn-Out Net Earnings of the Business and the Second Earn-Out Net Earnings of the Business, the following accounting and financial guidelines shall be observed:

               (i) Effective as of the Closing, all accounting for the First Earn-Out Net Earnings of the Business and the Second Earn-Out Net Earnings of the Business shall be on a fiscal calendar year basis.

               (ii) All loss reserves established and losses incurred or recognized on loans originated by the Surviving Corporation shall be charged back to the Surviving Corporation in accordance with the methodology used by Parent from time to time to establish loss reserves and calculate losses for subsidiaries other than the Surviving Corporation.

               (iii) The amount of payments or provisions for taxes based upon or measured by income for any period upon which the First Earn-Out Net Earnings of the Business and/or the Second Earn-Out Net Earnings of the Business are based shall be calculated utilizing a tax rate equal to the actual tax rate that would be applicable to the Surviving Company under applicable law assuming the Surviving Corporation were required to file a separate tax return under such law.

               (iv) The First Earn-Out Net Earnings of the Business and the Second Earn-Out Net Earnings of the Business for each period for which such earnings are calculated shall in each such period reflect the interest, corporate allocation and other intercompany costs and gains determined pursuant to Section 7.1(c) hereof.

               (v) To the extent that Parent has received indemnification from either or both of the Shareholders (and/or to the extent that indemnification would be made but for Section 9.3(c)) in respect of any loss, expense, cost, claim or liability which would otherwise reduce the First Earn-Out Net Earnings of the Business and/or, as applicable, the Second Earn-Out Net Earnings of the Business pursuant to GAAP for any year, such loss, expense, cost, claim or liability shall not reduce the First Earn-Out Net Earnings of the Business or, as applicable, the Second Earn-Out Net Earnings of the Business for such year.

               (vi) No amounts paid or payable in respect of Second Earn-Out Compensation shall reduce the First Earn-Out Net Earnings of the Business for any year or the Second Earn-Out Net Earnings of the Business.

         (b) With Respect to the First Earn-Out. Notwithstanding any rule or convention under GAAP to the contrary, for purposes of determining the First Earn-Out Net Earnings of the Business, the following accounting and financial guidelines shall be observed:

               (i) For purposes of determining the First Earn-Out Net Earnings of the Business for any year, there shall not be any deduction in such year for the amortization of (x) the Initial Purchase Price, (y) any amounts payable in respect of the First Earn-Out or the Second Earn-Out or (z) any Merger Expenses paid or assumed by Parent.

         (c) With Respect to the Second Earn-Out. Notwithstanding any rule or convention under GAAP to the contrary, for purposes of determining the Second Earn-Out Net Earnings of the Business, the following accounting and financial guidelines shall be observed:

               (i) Subject to subparagraph (ii) of this Section 3.5(c), the Second Earn-Out Net Earnings of the Business for each period for which such earnings are calculated shall in each such period be reduced by an amount equal to the product of (1) one-seventh (1/7) multiplied by (2)
         (w) the Initial Purchase Price plus (x) all amounts payable hereunder in respect of the First Earn-Out plus (y) all amounts payable hereunder in respect of the Second Earn-Out plus (z) any and all Merger Expenses paid or assumed by Parent. (Hereinafter, the amount to be deducted from the Second Earn-Out Net Earnings of the Business for each period upon which the Second Earn-Out is based is referred to as the "Amortization Amount".)

               (ii) Solely for purposes of determining the amount payable in respect of the Second Earn-Out pursuant to Section 3.6 hereof, the above formula for calculating the Amortization Amount shall apply, except that clause (x) of such formula shall be revised to read "any amounts paid or determined pursuant to Section 3.4 to be payable in respect of the First Earn-Out for any year prior to or as of the date on which the applicable Triggering Event occurs, plus the maximum amount that could be paid for any subsequent year or years pursuant to
         Section 3.1 in respect of the First Earn-Out".

               (iii) Notwithstanding the definitions of Non-Triggered Multiple and Triggered Multiple set forth above, if the multiple determined pursuant to the respective formulas provided in such definitions is less than six (6), then the Non-Triggered Multiple and/or the Triggered Multiple, as the case may be, shall be deemed to be equal to six (6), and if such multiple is greater than nine (9), then the Non-Triggered Multiple and/or the Triggered Multiple, as the case may be, shall be deemed to be equal to nine (9).

     3.6 Acceleration.  If, at any time prior to December 31, 2000, (i) more
         ------------
than fifty percent (50%) of the outstanding capital stock of the Surviving Corporation, or all or substantially all of the assets of the Surviving Corporation, is sold or transferred to any Person other than an Affiliate of Parent and/or Akers and/or Redding, or the Surviving Corporation is merged with or into any Person other than an Affiliate of Parent and/or Akers and/or Redding and the Surviving Corporation is not the surviving corporation in such merger, or if the Surviving Corporation is the surviving corporation in a merger but Persons other than Parent, an Affiliate of Parent and/or Akers and/or Redding does not own directly or indirectly more than 50% of the outstanding capital stock of the Surviving Corporation after such merger (any such Transaction, a "Transaction"), or (ii) both Akers and Redding shall cease to be employed by the Surviving Corporation (an "Employment Termination") (the occurrence of a Transaction or an Employment Termination being hereinafter referred to as a "Triggering Event", and the date on which a Transaction becomes legally effective or the first date on which neither Akers nor Redding shall be employed by the Surviving Corporation, as applicable, being the effective date of the Triggering Event for all purposes of this Agreement), then each Shareholder shall be entitled to his Prorata Share of the First Earn-Out and the Second Earn-Out, to be determined and paid as follows:

         (a) First Earn-Out. If a Triggering Event occurs, Parent shall pay each Shareholder his Prorata Share of the First Earn-Out (except for any amounts in respect of the First Earn-Out previously paid to such Shareholder) determined in accordance with Section 3.1 and paid at the times specified in Section 3.3(a).

         (b) Second Earn-Out. If a Triggering Event occurs, Parent shall, within five (5) days of the determination of the amount thereof in accordance with Section 3.4, pay each Shareholder his Prorata Share of the amount equal to (i) the Applicable Percent (as defined below) of the Second Earn-Out Net Earnings of the Business for the shorter of (1) the eight (8) completed fiscal quarters immediately preceding the date of the Triggering Event or (2) the period beginning on the Closing Date and ending on the last day of the last complete fiscal quarter preceding the date of the Triggering Event, provided that if there is no such complete fiscal quarter, the entire period from the Closing Date to the date of the Triggering Event multiplied by (ii) the Triggered Multiple multiplied by
                      -------------                             -------------
     (iii) 0.25. For purposes hereof, "Applicable Percent" shall mean (A) if, between the Closing Date and the occurrence of the Triggering Event, there are at least eight completed fiscal quarters, 50%; and (B) if, between the Closing Date and the occurrence of the Triggering Event, there are fewer than eight completed fiscal quarters, the percentage set forth below opposite the applicable number of such completed fiscal quarters:


     Number of Completed Fiscal Quarters:      Applicable Percent:
     -----------------------------------       ------------------
                      7                              57.143%
                      6                              66.667%
                      5                              80.000%
                      4                             100.000%
                      3                             133.000%
                      2                             200.000%
                      1                             400.000%


Upon any payment by Parent of all of the amounts specified in paragraphs (a) and
(b) of this Section 3.6, Parent shall have no further obligations under this
Article III.

     3.7 Right to Withhold and Offset.  Notwithstanding anything to the contrary
         ----------------------------
in this Agreement, if Parent is obligated to pay the Shareholders any amounts (determined in accordance with Section 3.4) in respect of the First Earn-Out and the Second Earn-Out (whether pursuant to Sections 3.1, 3.2 and/or 3.6) (any such amounts, the "Earn-Out Amounts"), Parent shall be entitled to (i) offset and retain from such Earn-Out Amounts the full amount of any and all Agreed Claims not previously paid by the Shareholders, in which event Parent shall remit the Earn-Out Amounts remaining, if any, after such offset and retention to the Shareholders in accordance with Section 3.3; and (ii) withhold from such Earn-Out Amounts the full amount of any pending indemnification claims of Parent which are the subject of a Certificate but which are not Held Claims (i.e., do not relate to an Indemnity Excess) and (B) any Held Claims to the extent not previously paid by the Shareholders or offset against any Earn-Out Amounts in accordance with clause (i) above of this Section 3.7, in which event Parent and the Shareholders shall mutually establish an interest-bearing escrow account (the "Escrow Account") to be held by a financial institution which is not an Affiliate of Parent or either Shareholder, into which Parent shall promptly cause to be deposited an amount equal to the amount of the Earn-Out Amounts withheld from the Shareholders pursuant to this clause (ii) of Section 3.7. Promptly after the resolution pursuant to Article IX of each indemnity claim in respect of which funds are being held in the Escrow Account, the parties shall cause to be disbursed from such account (1) to Parent, the amounts, if any, to which Parent is entitled pursuant to Article IX in respect of such resolved claim, together with accrued interest thereon; and (2) to the Shareholders, the amounts, if any, to which the Shareholders are entitled pursuant to Article IX in respect of such claim, together with accrued interest thereon. The parties agree to cooperate with each other in good faith to establish the Escrow Account and, in that connection, to execute all documents and instruments reasonably necessary or appropriate to establish such account. The costs and expenses of establishing and maintaining the Escrow Account shall be borne by Parent, on the one hand, and the Shareholders, on the other hand, equally.

                                 ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                                OF SHAREHOLDERS

     Except as disclosed on the Exhibits and Schedules attached hereto (as the same may be updated prior to the Closing Date) all of which are incorporated in each of the following statements as exceptions thereto, each of the Shareholders hereby represents and warrants, jointly and severally, as follows:

     4.1 Incorporation, Stock, Etc.  (a) The Company is a corporation duly
         -------------------------
organized, validly existing and in good standing under the laws of the State of California; (b) the Company has full corporate power and authority to carry on its business as it is now being conducted; (c) as of the Closing Date, the authorized capital stock of the Company and the issued and outstanding shares is set forth on Schedule 4.1; (d) the shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable; (e) as of the Closing Date, the Company shall not be bound by any subscription, option, warrant, conversion privilege, or other right, call, agreement or commitment to issue or sell, or any obligation, agreement or commitment to purchase or otherwise acquire any of its authorized capital stock or any securities convertible into or exchangeable for any of its authorized capital stock; (f) none of the Company Common Stock has been issued in violation of any preemptive or contractual rights of any person (and no such preemptive or contractual rights will exist at the Closing Date); (g) all of the Company Common Stock has been issued in compliance with all applicable securities laws; and (h) there are no shareholders', voting trusts or similar agreements which will be in effect with respect to the Company Common Stock at the Closing Date.

     4.2 Title to Stock.  Each Shareholder listed on Schedule A is the
         --------------
beneficial and record owner of all of the shares of Company Common Stock in the manner described in Schedule A and has good and marketable title thereto, free and clear of any liens, encumbrances, security agreements, equities, pledges, assessments, options, claims, charges, conditions, and restrictions, other than those created or evidenced by this Agreement.

     4.3 Authority; Binding Effect.  (a) The execution, delivery and performance
         -------------------------
by each Shareholder and the Company of this Agreement and the consummation of the transactions contemplated hereby by each Shareholder and the Company has been duly and validly authorized by all necessary action on the part of the Shareholders and the Company; (b) each Shareholder has the legal capacity to enter into this Agreement and consummate the transactions contemplated hereby;
(c) the Company has the corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby; and (d) this Agreement is a valid and binding agreement of each Shareholder and the Company, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally or by equitable remedies.

     4.4 Articles of Incorporation and By-Laws.  Copies of (a) the articles of
         -------------------------------------
incorporation of the Company as certified by the Secretary of State of California and (b) the by-laws of the Company certified by the Secretary of the Company have heretofore been delivered to Parent, and such copies are each true and complete copies of such instruments as amended to the date hereof.

     4.5 Interests in Other Entities.  The Company has no direct or indirect
         ---------------------------
ownership interest in any corporation, partnership, limited liability company, association, trust, joint venture or other entity.

     4.6 Corporate Records.  All material proceedings of meetings of
         -----------------
shareholders and directors of the Company, and all material consents to actions taken thereby, are accurately reflected in the minutes and records contained in the respective corporate minute books of the Company.

     4.7 Consents and Approvals of Governmental Authorities.  No consent,
         --------------------------------------------------
approval or authorization of, or declaration, filing or registration by any Shareholder or the Company with any governmental or regulatory authority is required in connection with the execution and delivery by the Shareholders or the Company of this Agreement and the consummation of the transactions contemplated hereby, other than the filing with the California Secretary of State of the Agreement of Merger.

     4.8 Financial Statements.  The financial statements of the Company attached
         --------------------
hereto as Schedule 4.8 (the "Company Financial Statements") for the three years ended March 31, 1997 and the six-month period ended September 30, 1997 fairly present, in all material respects, the financial condition of the Company as of the date thereof and the results of the operations of the Company for the period indicated, in accordance with GAAP.

     4.9 Absence of Undisclosed Liabilities.  Except as expressly set forth (i)
         ----------------------------------
in the Company Financial Statements or (ii) on Schedule 4.9, the Company is not subject to any liability whatsoever, whether known or unknown, liquidated or unliquidated, contingent or otherwise.

     4.10  Tax Returns.  (a) The Company has timely filed (taking into account
           -----------
all extensions) all federal, state, and local tax returns for income taxes, sales taxes, use taxes, withholding taxes, and employment taxes required by law to have heretofore been filed; (b) the Company has paid or caused to be paid all taxes, interest, deficiencies, assessments and penalties which would be delinquent if not heretofore paid pursuant to said returns; (c) no federal and state income tax returns of the Company for any taxable years are currently being audited, nor has the Company received any written notice of pending audit or inquiry with respect thereto from any state or federal income tax authority, and no proceedings for unpaid tax deficiencies are pending before the Internal Revenue Service or the California State Franchise Tax Board; (d) the Company has heretofore delivered to Parent true and correct copies of all of the Company's federal and state income tax returns that have been filed for the past five years; and (e) the Company has not entered into any extension agreement or any other agreement, consent or election, which would have a material and adverse effect on its liability for any Federal or state income taxes or which has extended the time for assessment, payment or collection of any such taxes. The returns delivered to Parent, including amendments to date, have been prepared in good faith without negligence of willful misrepresentation and reflect completely and accurately all liability for taxes of the Company for the periods covered thereby. All federal, state and local income taxes, sales taxes, use taxes, withholding taxes and employment taxes (including interest and penalties) payable by, or due from, the Company have been fully paid or adequately disclosed and fully provided for in the books and financial statements of the Company. The tax returns to be filed on behalf of the Company for tax years ending after January 1, 1997 shall be prepared at the direction of Parent.

     4.11  Absence of Certain Developments.  Except as contemplated by this
           -------------------------------
Agreement or as described on Schedule 4.11, during the period commencing January 1, 1997 and ending on the Closing Date, there has not occurred any material adverse change in the financial condition or business of the Company, and the Company has not done any of the following:

           (a) issued any notes, bonds or other debt securities, any equity securities, any profits interests, or any securities exchangeable for or convertible into any equity securities or profits interests;

           (b) declared or made any payment or distribution of cash or other property, or any equity securities or profits interests, to the Shareholders with respect to its capital stock or purchased or redeemed any shares of its capital stock held by the Shareholders or made any interest, principal or other payments to the Shareholders with respect to any amounts owing to them;

           (c) (i) borrowed any amounts (except for ordinary course draws from existing borrowings) or (ii) entered into any other liabilities in excess of $10,000 which are not in the ordinary course of business;

           (d) sold, assigned or transferred any of its assets with a value of more than $10,000;

           (e) compromised any debt or claim of the Company with a value of more than $10,000, except for debts or claims compromised with customers, contractors, or subcontractors of the Company in the ordinary course of business;

         (f) suffered any extraordinary material losses or intentionally waived any rights of the Company of a value in excess of $10,000 in the aggregate except for rights waived with respect to customers, contractors, or subcontractors of the Company in the ordinary course of business;

         (g) suffered any theft, destruction, damage or casualty loss in excess of $10,000 not covered by insurance;

         (h) authorized any general increase in the compensation of the Company's employees (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or any general increase in the compensation payable or to become payable to any employee of the Company other than in the ordinary course of business (such as pursuant to the Company's customary annual salary and bonus reviews);

         (i) intentionally waived, cancelled or released any material right, claim or amount receivable except for rights waived in the ordinary course of business and not having any material adverse effect on the Company taken as a whole;

         (j) suffered any material adverse change in its financial condition, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, business or operations as shown on the Company Financial Statements;

         (k) made any change in any method of accounting or accounting practice which would have a material adverse effect on the assets or operations of the Company; or

         (l) agreed, whether in writing or otherwise, to take any action described in this Section.

     4.12  Contracts and Commitments.
           -------------------------

         (a) Except as listed in Schedule 4.12, the Company is not bound by any of the following as a principal obligor (i.e., as direct contracting party and not as agent for another party):

               (i) any agreement, contract or instrument that grants a power of attorney, agency or similar authority to another person or entity other than as provided in loan or other documents;

               (ii) any agreement, contract or commitment to loan or advance to, invest in, or guaranty or any indebtedness or obligation of, any individual, partnership, joint venture, corporation, trust, unincorporated organization, government or other entity in excess of $10,000;

               (iii) any material agreement, contract or commitment relating to the employment of any person by the Company not terminable at will by the Company, or any bonus, deferred compensation, pension, severance, profit sharing, stock option, employee stock purchase, retirement or other employee benefit plan;

               (iv) any material consulting or similar type of contract which is not, without a payment required thereunder (beyond those due for work performed or materials delivered thereunder), terminable upon thirty days (or less) notice;

               (v) any material confidentiality, non-disclosure or similar agreement;

               (vi) any agreement, contract or commitment which has a substantial likelihood of having a material adverse impact on the business or operations of the Company;

               (vii) any agreement, contract or commitment limiting the freedom of the Company from engaging in their present business;

               (viii) any contract or agreement that contains a right of first refusal with respect to any material asset of the Company; or

               (ix) any contract which is material to the business of the Company or designated as such on Schedule 4.12.

         (b) Each contract, agreement and commitment to which the Company is a party or by which it is bound is valid and in full force and effect and there exists no (i) default or event of default or (ii) event, occurrence, condition or act which, with the giving of notice or the lapse of time would become a default or event of default thereunder. The Company has fully performed all of the terms or conditions of each contract or agreement to which it is a party or by which it is bound in all respects and all of the covenants to be performed by any other party thereto have been performed in all respects. A copy of each contract, agreement or commitment listed in Schedule 4.12 has heretofore been made available to Parent, and such copy is true, correct, and complete in all material respects.

     4.13  Litigation; Compliance.  Except as set forth on Schedule 4.13, (a)
           ----------------------
there is no claim, action, suit, proceeding, or investigation pending or, to the knowledge of the Shareholders, threatened in writing (or threatened but not in writing and involving a claim of more than $10,000) nor is there any written judgment, decree, injunction, award or order outstanding, against the Company or any Shareholder; and (b) the Company has not received any written notice claiming any violation of any law, ordinance, rule, regulation or order from any court or governmental agency. The aggregate potential liability associated with the matters described on Schedule 4.13 will not exceed the estimate of such liability provided for in Section 6.7. The Company is not subject or a party to any judgment, order or decree.

     4.14  Agreements Regarding Employees; Labor Disputes.  (a) There is no
           ----------------------------------------------
labor strike, work stoppage, or other labor dispute or unrest, pending or threatened in writing by any employee of the Company affecting the Company, and, to the knowledge of the Shareholders, the Company enjoys generally good working relationships with its employees; and (b) to the knowledge of the Shareholders, there are no asserted or threatened claims made in writing against the Company by any employees related to discrimination, harassment, wrongful termination, or unpaid benefits.

     4.15  No Conflict; Consents. Neither the execution, delivery nor
           ---------------------
performance of this Agreement by any of the Shareholders or the Company, nor the consummation by any of the Shareholders or the Company of the transactions contemplated hereby, will conflict with, or result in a breach of, any of the terms, conditions or provisions of the articles of incorporation or by-laws of the Company or any agreement, contract or commitment to which the Company is a party or by which it is bound. No consent of any person a party to any of the agreements, contracts or commitments by which the Company is a party or by which it is bound is necessary for the consummation of the transactions contemplated hereby which has not been obtained and disclosed in writing to Parent.

     4.16  Personal Property.  The Company is the sole owner of the personal
           -----------------
property, tangible and intangible, listed on Schedule 4.16 free from any lien or security interest or adverse claim of any kind whatsoever, except for liens or security interests identified on Schedule 4.16 hereto.

     4.17  Environmental Laws and Regulations.  Schedule 4.17 contains
           ----------------------------------
information relating to the following items:

           (a) the nature and quantities of any material amounts of Hazardous Materials (as defined below) generated, transported or disposed of by the Company during the past three years (other than raw material awaiting manufacturing, work-in-process or finished goods and through the construction and sale of products in the ordinary course of business), together with a description of the location of each such activity; and

           (b) a list of all environmental reports in the possession of the Company concerning any material amounts of Hazardous Materials that have been disposed of or found at any of the parcels of real property owned or leased by the Company which materially exceed that permitted by present law.

     Except as disclosed in Schedule 4.17, the Company is in compliance in all respects with all applicable Environmental Laws (as defined below).

         Except as disclosed in Schedule 4.17, the Company has not received any written notice alleging that it is in violation of any such laws or regulations nor has it been subject to any administrative or judicial proceeding pursuant to such laws or regulations either now or any time during the past three years.

         Except as disclosed in Schedule 4.17, there are no facts or circumstances which reasonably could be expected to form the basis for the assertion of any Claim against the Company relating to environmental practices asserted under any Environmental Law, which would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of the Company taken as a whole.

         The Company has not treated, stored, recycled or disposed of any Hazardous Materials on any real property, and no other Person has treated, stored, recycled or disposed of any Hazardous Materials on any part of the real property owned or leased by the Company. The Company has not transported any Hazardous Materials or arranged for the transportation of any Hazardous Materials to any location that is listed or proposed for listing on the National Priorities List pursuant to Superfund, on CERCLIS or any other location that is the subject of federal, state or local enforcement action or other investigation that may lead to claims against the Company, its affiliates or its predecessors for cleanup costs, remedial action, damages to natural resources, to other property or for personal injury including claims under Superfund. None of the real property owned or leased by the Company is listed or, to the knowledge of Shareholders or the Company, proposed for listing on the National Priorities List pursuant to Superfund, CERCLIS or any state or local list of sites requiring investigation or cleanup.

         Neither the Company nor any of its facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law or any Hazardous Materials.

         The Company has not received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. (S) 9604) or any comparable state law.

         Neither the Company nor, to the Company's knowledge, any predecessor of the Company has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any facility, and none of the Company's operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent.

         For purposes of this Section 4.17, the following terms shall have the following meanings:

         (a) "Environmental Laws" means any and all current or future statutes, ordinances, orders, rules, regulations, guidance documents, judgments, Governmental Authorizations, or any other requirements of governmental authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Company or any of its Subsidiaries or any Facility, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. (S) 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. (S) 1801 et
     -- ---                                                                   --
     seq.), the Resource Conservation and Recovery Act (42 U.S.C. (S) 6901 et
     ---                                                                   --
     seq.), the Federal Water Pollution Control Act (33 U.S.C. (S) 1251 et
     ---                                                                --
     seq.), the Clean Air Act (42 U.S.C. (S) 7401 et seq.), the Toxic Substances
     ---                                          -- ---
     Control Act (15 U.S.C. (S) 2601 et seq.), the Federal Insecticide,
                                     -- ---
     Fungicide and Rodenticide Act (7 U.S.C. (S)136 et seq.), the Occupational
                                                    -- ---
     Safety and Health Act (29 U.S.C. (S) 651 et seq.), the Oil Pollution Act
                                              -- ---
     (33 U.S.C. (S) 2701 et seq) and the Emergency Planning and Community Right-
                         ------
     to-Know Act (42 U.S.C. (S) 11001 et seq.), each as amended or supplemented,
                                      -- ---
     any analogous present or future state or local statutes or laws, and any regulations promulgated pursuant to any of the foregoing.

               (b) "Hazardous Materials" means (i) any chemical, material or substance at any time defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous waste", acutely hazardous waste", "radioactive waste", "biohazardous waste", "pollutant", "toxic pollutant", "contaminant", "restricted hazardous waste", "infectious waste", "toxic substances", or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "TCLP toxicity" or "EP toxicity" or words of similar import under any applicable Environmental Laws); (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substances or explosives; (v) any radioactive materials; (vi) any asbestos-containing materials; (vii) urea formaldehyde foam insulation; (viii) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (ix) pesticides; and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

     4.18  Laws.  The business and operations of Company has been conducted in
           ----
compliance with all applicable laws and governmental regulations, except for such failures to comply that would not have a material adverse effect on the Company taken as a whole.

     4.19  Insolvency.  Neither the Shareholders nor the Company is subject to
           ----------
any proceeding under the United States Bankruptcy Code (the "Bankruptcy Code") or any federal or state insolvency, liquidation, assignment for the benefit of creditors, reorganization, receivership or other similar proceeding.

     4.20  Brokerage.  No broker or finder has acted directly or indirectly for
           ---------
the Shareholders, the Company in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fee or other commission in respect thereof based in any way on agreements, arrangements or undertakings made by or on behalf of the Company or the Shareholders.

     4.21  Restrictive Documents.  The Company is not subject to, or a party to,
           ---------------------
any charter, bylaw, mortgage, lien, lease, license, permit, agreement, contract, instrument, order, judgment or decree, or any other restriction of any kind or character (a "Restriction"), which materially and adversely affects the business practices, operations or condition of the Company or any of its assets or property, or which would prevent consummation of the transactions contemplated by this Agreement, compliance by the Company with the terms, conditions and provisions hereof or the continued operation of the Company's business after the date hereof or the Closing Date on substantially the same basis as heretofore operated or which would restrict the ability of the Company to conduct business in a substantially similar manner as currently conducted by the Company.

     4.22  Books and Records.  Except as described below, the Company does not
           -----------------
have any of its material records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) (collectively, "Books and Records") which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company.

     4.23  Employee Benefit Plans.
           ----------------------

           (a) List of Plans.  Set forth in Schedule 4.23 is an accurate and
               --------------
     complete list of all employee benefit plans ("Employee Benefit Plans") within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder ("ERISA"), whether or not any such Employee Benefit Plans are otherwise exempt from the provisions of ERISA, established, maintained or contributed to by the Company (including, for this purpose and for the purpose of all of the representations in this Section 4.23, all employers (whether or not incorporated) which by reason of common control are treated together with the Company as a single employer within the meaning of Section 414 of the
     Code) since September 2, 1974. Except as set forth on Schedule 4.23, none of the Employee Benefit Plans is, or has ever been, subject to Title IV of ERISA or Part 3 of Title I of ERISA.

           (b) Other Plans.  The Company does not presently maintain on behalf
               -----------
     of the employees of the Company any employee benefit plan or any other foreign pension, welfare or retirement benefit plans other than those listed in Schedule 4.23. Any foreign pension, welfare or retirement benefit plan listed in Schedule 4.23 is in compliance with applicable law, except where the failure to so comply would not have a material adverse effect on the Company taken as a whole.

     4.24  Insurance.  Set forth in Schedule 4.24 is a complete list of
           ---------
insurance policies which the Company maintains with respect to the business or the operations, properties or employees of the Company. The Company has paid all premiums due under said policies and in good faith believes such policies are in full force and effect.

     4.25  Insider Interests.  Except as set forth in Schedule 4.25, no
           -----------------
Shareholder, officer or employee of the Company has any material interest in any property, real or personal, tangible or intangible of the Company, is indebted or otherwise obligated to the Company (other than for employee reimbursement arising in the ordinary course of business), has any contractual relationship with the Company (other than as an employee of the Company) or is an officer, director, employee or consultant of a competitor of the Company. The Company is not indebted or otherwise obligated to any such person, except for amounts due under normal arrangements applicable to all employees generally as to salary or reimbursement of ordinary business expenses not unusual in amount or significance. The consummation of the transactions contemplated by this Agreement will not (either alone, or upon the occurrence of any act or event, or with the lapse or time, or both) result in any benefit or payment (severance or other) arising or becoming due from the Company or any successor or assign of the Company to any Person.

     4.26  Investment Representation.  Each Shareholder confirms, represents and
           -------------------------
warrants that all Merger Shares to be issued are being acquired for the purpose of investment and not for the purpose of distribution or resale except as permitted by applicable securities laws and exemptions therefrom. Each Shareholder is concurrently herewith delivering an Investment Letter in the form attached hereto as Exhibit H.

     4.27  No Misrepresentation.  No representation or warranty by any
           --------------------
Shareholder in this Agreement, nor any statement, certificate or schedule furnished or to be furnished by or on behalf of any Shareholder pursuant to this Agreement nor any document or certificate delivered to Parent in connection with this Agreement or in connection with the consummation of the transactions contemplated hereby contains any untrue statement of material fact or omits or shall omit to state a material fact necessary to make the statements therein not misleading.

                                 ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF PARENT

     Except as disclosed on the Exhibits and Schedules attached hereto (as the same may be updated prior to the Closing Date) all of which are incorporated in each of the following statements as exceptions thereto, Parent and Acquisition Subsidiary hereby jointly and severally represent and warrant as follows:

     5.1 Incorporation, Stock, Etc.  (a) Each of Parent and Acquisition
         -------------------------
Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of [California]; (b) each of Parent and Acquisition Subsidiary has full corporate power and authority to carry on its business as it is now being conducted; (c) the authorized capital stock of each of Parent and Acquisition Subsidiary and the issued and outstanding shares and options to purchase shares of each such entity is set forth on Schedule 5.1(c);
(d) the Merger Shares and the shares of common stock of Acquisition Subsidiary, no par value (the "Acquisition Subsidiary Common Stock") have been or, when issued to the Shareholders will be, duly authorized and validly issued and are or, when issued to the Shareholders will be, fully paid and nonassessable; (e) none of the Merger Shares or the Acquisition Subsidiary Common Stock has been issued or when issued to the Shareholders will be done so in violation of any preemptive or contractual or other rights of any person (and no such preemptive or contractual or other rights will exist at the Closing Date); and (f) there are no shareholders' voting trusts or similar agreements which will be in effect with respect to the Merger Shares or the Acquisition Subsidiary Common Stock at the Closing Date.

     5.2 Authority; Binding Effect; and Consents.  (a) The execution, delivery
         ---------------------------------------
and performance by Parent and Acquisition Subsidiary of this Agreement and the consummation of the transactions contemplated hereby by Parent and Acquisition Subsidiary has been duly and validly authorized by all necessary action; (b) Parent and Acquisition Subsidiary have the corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby; and (c) this Agreement is a valid and binding agreement of Parent and Acquisition Subsidiary, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally or by equitable remedies.

     5.3 Consents and Approvals of Governmental Authorities.  No consent,
         --------------------------------------------------
approval or authorization of, or declaration, filing or registration by Parent or Acquisition Subsidiary with any governmental or regulatory authority is required in connection with the execution and delivery by Parent or Acquisition Subsidiary of this Agreement and the consummation of the transactions contemplated hereby.

     5.4 SEC Reports of Parent.  Parent has made available to the Shareholders a
         ---------------------
copy of (i) Parent's prospectus, dated June 25, 1997, in connection with Parent's initial public offering of 3,500,000 shares of its common stock and
(ii) Parent's Quarterly

Report on Form 10-Q for the fiscal quarter ended September 30, 1997, each as filed by Parent with the Securities and Exchange Commission (the "Commission") (collectively, the "Parent Reports"). Such documents were and, except as qualified or modified by subsequent reports filed with the Commission, continue to be accurate and complete in all material respects and did and do not omit any material information required to be set forth therein.

     5.5 Parent's Financial Statements.  The financial statements of Parent
         -----------------------------
included in the Parent Reports are complete and correct in all material respects and in accordance with the books of account and records of Parent and present fairly the financial position of Parent at the dates indicated and the results of its operations and the changes in its financial position for the periods then ended, in accordance with GAAP.

     5.6 Absence of Undisclosed Liabilities.  Except (i) as set forth in the
         ----------------------------------
financial statements referred to in Section 5.5 above, or (ii) liabilities incurred by Parent in the ordinary course of business, Parent was not, as of the date of such financial statements, subject to any liability the disclosure of which would normally be required on Parent's consolidated balance sheet or the footnotes thereto prepared in accordance with GAAP.

     5.7 Absence of Prior Business.  Acquisition Subsidiary has been formed
         -------------------------
solely for the purpose of effecting the Merger, and as of the date of this Agreement has conducted no previous business activity, has no employees and possesses no real, personal or intangible property. As of the date of this Agreement and immediately prior to the Closing, Acquisition Subsidiary has and will have no material debts, income, losses, liabilities, obligations or commitments, whether contingent, liquidated, contractual or otherwise (except as contemplated by this Agreement), and, as of the date hereof, and the Closing Date, there is and will be no litigation pending or threatened against Acquisition Subsidiary.

     5.8 Absence of Certain Developments.  Except as publicly disclosed, since
         -------------------------------
September 30, 1997, there has been no adverse change in the business, prospects or condition, financial or otherwise, of Parent, except changes in the ordinary course of business that in the aggregate have not been materially adverse.

     5.9 Litigation.  There are no actions, suits, proceedings or investigations
         ----------
pending or, to the knowledge of Parent, threatened against Parent, at law or in equity, nor is there any written judgement, decree, injunction, award or order outstanding, against Parent which challenge or in any manner relate to the transactions contemplated by this Agreement or which, if adversely determined, would have a material adverse effect on the business or financial condition of Parent. Parent has not received any written notice claiming any violation of any law, ordinance, rule, regulation or order from any court or governmental agency which would have a material and adverse effect upon Parent' consolidated operations taken as a whole.

     5.10  No Conflict.  Neither the execution, delivery nor performance of this
           -----------
Agreement by Parent or Acquisition Subsidiary, nor the consummation by Parent or Acquisition Subsidiary of the transactions contemplated hereby, will conflict with, or result in a breach of, any of the terms, conditions or provisions of any articles of incorporation, by-laws or material agreement of Parent or Acquisition Subsidiary.

     5.11  Brokerage.  No broker or finder has acted directly or indirectly for
           ---------
Parent in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fee or other commission in respect thereof based in any way on agreements, arrangements or undertakings made by or on behalf of Parent.

     5.12  Continuation of Company Business.  It is the present intention of
           --------------------------------
Parent to continue at least one significant historic business line of the Company, or to use at least a significant portion of the Company's historic business assets in a business, in each case, within the meaning of Treasury Regulation (S)1.368-1(d).

     5.13  No Misrepresentation.  No representation or warranty by Parent and/or
           --------------------
Acquisition Subsidiary in this Agreement, nor any statement, certificate or schedule furnished or to be furnished by or on behalf of Parent and/or Acquisition Subsidiary pursuant to this Agreement nor any document or certificate delivered to Parent in connection with this Agreement or in connection with the consummation of the transactions contemplated hereby contains any untrue statement of material fact or omits to state a material fact necessary to make the statements therein not misleading.

                                   ARTICLE VI
                 COVENANTS WITH RESPECT TO CONDUCT OF BUSINESS
                        OF THE COMPANY PRIOR TO CLOSING

     6.1   Access to the Company; Confidentiality.  The Company will authorize
           --------------------------------------
and permit Parent and its representatives (which term shall be deemed to include its independent accountants and counsel), from the date hereof to the Closing Date, to have reasonable access during normal business hours, upon reasonable prior notice and in such manner as will not unreasonably interfere with the conduct of the business of the Company, to all of the Company's properties, books, records, operating instructions and procedures, tax returns and all other information with respect to the business of the Company as Parent may from time to time reasonably request, and to make copies of such books, records and other documents and, with the Company's prior consent and subject to the last two sentences of this Section 6.1, to discuss the business of the Company with such third persons, including, without limitation, its directors, officers, employees, accountants, counsel, suppliers, customers and creditors, as Parent considers necessary or appropriate for the purposes of familiarizing itself with the business of the Company, obtaining any necessary approvals of or permits for the transactions contemplated by this Agreement and conducting an evaluation of the organization and business of the Company. Subject to the requirements of law or judicial process, from the date hereof to the Closing Date, Parent and Acquisition Subsidiary shall hold in confidence, and shall use their good faith efforts to cause their agents to hold in confidence, all such non-public information obtained by them or their agents pursuant to such access. If for any reason the Merger is not completed, Parent and Acquisition Subsidiary shall return and cause their respective agents to return all such non-public written information and shall and shall cause their respective agents to maintain the confidentiality thereof.

     6.2  Material Adverse Changes.
          ------------------------

         (a) From the date hereof to the Closing Date, the Company and each of the Shareholders will promptly notify Parent of any event of which the Company or any of the Shareholders obtains knowledge which has had or has a substantial likelihood of having a material adverse effect on the business of the Company or any other event of which Shareholders obtain knowledge which if known as of the date hereof would have been required to be disclosed to Parent pursuant to Article IV of this Agreement.

         (b) From the date hereof to the Closing Date, the Company will make available to Parent (i) as soon as available, copies of all material reports, renewals, filings, certificates, statements and other documents filed with any governmental entity; (ii) monthly unaudited balance sheets, statements of operations and cash flow and changes in stockholders' equity for the Company; and (iii) such other reports theretofore prepared by the Company as Parent may reasonably request relating to the Company.

     6.3 Conduct of Business.  From the date hereof to the Closing Date, the
         -------------------
Company shall not do the following without the prior written consent of Parent:

         (a) conduct its business other than in the ordinary course consistent with prudent industry practice; or

         (b) terminate or fail to renew any existing insurance coverage; or

         (c) terminate or fail to renew or preserve any material permits held in its name or the name of any of the Company's officers; or

         (d) except in the ordinary course of business, incur or agree to incur any obligation or liability (absolute or contingent) that requires payment by the Company of more than $5,000 in any specific case or $15,000 in the aggregate; or

         (e) make any loan, guaranty or other extension of credit, or enter into any commitment to make any material loan, guaranty or other extension of credit, to or for the benefit of any director, officer, employee, stockholder or any of their respective affiliates; or

         (f) grant any general increase in the compensation of any employee of the Company (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or any general increase in the compensation payable or to become payable to any employee of the Company other than in the ordinary course of business (such as pursuant to the Company's customary annual salary and bonus reviews); or

         (g) sell, transfer, mortgage, encumber or otherwise dispose of any assets or any liabilities, except (i) for dispositions of property with a value of less than $5,000, (ii) in the ordinary course of business or (iii) as expressly contemplated by this Agreement; or

         (h) issue, sell, redeem or acquire for value, or agree to do so, any debt obligations or equity securities of the Company; or

         (i) declare, issue, make or pay any dividend or other distribution of assets, whether consisting of money, or the personal property, real property or other thing of value, to its shareholders, or split, combine, dividend, distribute or reclassify any shares of its equity securities; or

         (j) change or amend its charter documents or bylaws; or

         (k) make any capital expenditures or commitments with respect thereto aggregating more than $5,000, except as required by any existing agreements to which the Company is bound; or

         (l) make special or extraordinary payments in a material amount (i.e., payments not in the ordinary course of business) to any Person; or

         (m) make any investment, by purchase, contributions to capital, property transfers, or otherwise, in any other person, except as required by any existing agreements to which the Company is bound; or

         (n) dispose of or permit to lapse any rights to the use of any intangible property or dispose of or disclose any intangible property not a matter of public knowledge; or

         (o) compromise or otherwise settle any claims, or adjust any assertion or claim of a deficiency in taxes (or interest thereon or penalties in connection therewith) in any case, before furnishing a copy to Parent and affording Parent an opportunity to consult with respect thereto; or make any tax election or change any method or period of accounting; or

         (p) agree to or make any commitment to take any action prohibited by this Section 6.3 or to take or omit to take any other action which is reasonably likely to have a material and adverse impact on the consolidated financial condition or operations of the Company taken as a whole.

     6.4 Notification of Certain Matters.  The Company shall give prompt notice
         -------------------------------
to Parent, and Parent shall give prompt notice to the Company, of the following to the extent such person obtains actual knowledge of the same: (i) the existence, occurrence, or failure to occur, of any event that would or does have a substantial likelihood of causing any representation or warranty contained in this Agreement and made by the Shareholders or Parent to be untrue or inaccurate in any material respect at any time prior to the Closing Date and (ii) any failure of Parent, Acquisition Subsidiary, the Company or any Shareholder, as the case may be, to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

     6.5 Permits and Approvals.
         ---------------------

         (a) Parent, the Company and each of the Shareholders each agree to cooperate and use their good faith efforts to obtain (and will immediately prepare all registrations, filings and applications, requests and notices preliminary to all) approvals and permits that may be necessary or which may be reasonably requested by Parent or the Shareholders to consummate the transactions contemplated by this Agreement. Such cooperation shall not be at any additional expense or liability to the cooperating party.

         (b) To the extent that the approval of a third party with respect to any contract is required in connection with the transactions contemplated by this Agreement, Parent, the Company and each of the Shareholders shall use its or his good faith efforts to obtain such approval prior to the Closing Date, and in the event that any such approval is not obtained, Parent, the Company and each of the Shareholders shall cooperate with the others to ensure that such other parties obtain the benefits of each such contract. Such cooperation shall not be at any additional expense or liability to the cooperating party.

     6.6 Preservation of Business Prior to Closing Date.  During the period
         ----------------------------------------------
beginning on the date hereof and ending on the Closing Date, subject to Section
6.3 above, the Company and each of the Shareholders will use its good faith efforts to preserve the business of the Company and to preserve the goodwill of customers, suppliers and others having business relations with the Company.

     6.7  Pending Litigation.  The Company shall, prior to Closing, pay its
          ------------------
litigation counsel a retainer equal to the estimated budget through trial provided by such litigation counsel for the defense of the litigation described on Schedule 4.13. The parties acknowledge and agree that the Company's opening balance sheet as of the Closing Date shall include a mutually agreed upon estimate of the Surviving Corporation's aggregate future liability, if any, relating to such litigation.

                                  ARTICLE VII
                      ADDITIONAL COVENANTS AND AGREEMENTS

     7.1 Covenants Relating to Earn-Outs.
         -------------------------------

     At all times during the periods for which the First Earn-Out and the Second Earn-Out are to be determined (whether pursuant to Section 3.1, Section 3.2 or Section 3.6), Parent shall do or cause to be done the following:

         (a) Separate Entity.   Parent shall cause the Surviving Corporation to
     be and remain a separate entity or to be accounted for as a separate entity.

         (b) Accounting Records. Parent shall maintain books and records and accounting system reflecting the status of Surviving Corporation as a separate entity and which are reasonably sufficient for the purpose of determining the First Earn-Out Net Earnings of the Business and the Second Earn-Out Net Earnings of the Business and making all other determinations necessary for determination of the payments, if any, to be made in respect of the First Earn-Out and the Second Earn-Out, as fully as if the business of the Surviving Corporation were a separate entity not owned by Parent.

         (c) Operation of Surviving Corporation.

             (i) Parent shall manage and operate the Surviving Corporation generally in accordance with the business principles and practices employed in the management and operation of Parent's business, with a view to the achievement of reasonable growth objectives in both sales and earnings; provided, however, that Parent shall only be obligated to
                       --------  -------
         operate the Surviving Corporation in a manner which is consistent with Parent's corporate policy considered on a consolidated basis, and in a manner consistent with Parent's consolidated strategy, policies, practices and resources. Parent shall not have any liability to the Shareholders for any decisions made with respect to the operation of the Surviving Corporation or the management of its affairs, except where Parent shall have acted in bad faith. By way of example and not by way of limitation, the parties agree that Parent shall be permitted to decline to pursue opportunities for growth of the business of the Surviving Corporation if they do not, in the sole judgment of Parent, appear more desirable, from a consolidated point of view, than other opportunities which may be available to Parent for the utilization of Parent's financial resources. Notwithstanding anything herein to the contrary, nothing in this Agreement shall require Parent to contribute capital to the Surviving Corporation or to select investments on the part of the Surviving Corporation for financial support by Parent.

               (ii) The board of directors of the Surviving Corporation shall at all times consist of directors a majority of whom have been appointed by Parent.

               (iii) Parent may cause the Surviving Corporation to reimburse Parent and/or one or more of Parent's subsidiaries for the direct additional costs incurred by Parent or such other subsidiaries for services rendered directly to the Surviving Corporation, provided that
                                                                  --------
         the costs so reimbursed shall (A) be reasonable in amount in relation to the Surviving Corporation's needs, (B) be for services reasonably required by the Surviving Corporation and actually furnished by Parent and/or one of Parent's subsidiaries, and (C) not exceed the cost which would have been incurred by the Surviving Corporation if it had obtained such services from qualified and reputable external contractors.

               (iv) Parent shall provide the Surviving Corporation with access to capital obtained and/or borrowings made by Parent, provided that the
                                                               --------
         actual costs associated with such capital and/or borrowings utilized by the Surviving Corporation shall be borne by the Surviving Corporation. Any advances of cash from Parent to the Surviving Corporation and/or from the Surviving Corporation to Parent shall bear interest at the rate applicable to Parent's intercompany advances as such rate is in effect from time to time.

               (v) Parent shall provide the Surviving Corporation with access to a warehouse line of credit of not more than $10,000,000 on terms to be equal or substantially similar to the terms applicable to Parent's warehouse lines of credit and other loan funding facilities.

               (vi) The Surviving Corporation shall offer Parent the opportunity to purchase all loans originated by the Surviving Corporation, except those loans that do not satisfy the applicable program and underwriting guidelines then in effect (which loans the Surviving Corporation shall not be obligated to sell to Parent), at a cash price equal to the par value of the loans, but Surviving Corporation may obtain bids on such loans from other potential purchasers thereof and may sell loans to such parties if the price offered is substantially higher than the estimated value offered by Parent following a request for such estimate from the Surviving Corporation.

               (vii) The Surviving Corporation shall contract with Parent to provide operations support, including underwriting and appraisal services and functions, at an initial price of $350 per funded loan, provided that Parent and Surviving Corporation shall review such arrangement after June 30, 1998 and shall agree upon a new per loan charge based on Parent's actual cost of providing such services or that the Surviving Corporation shall develop its own operations support under the direction and approval of Parent.

               (viii) Parent shall provide other corporate support and administrative functions to the Surviving Corporation for a charge of 70 basis points per funded loan; provided, however, that this charge shall be adjusted commencing in the third calendar quarter of 1998 and each calendar quarter thereafter to an amount equal to 0.75 multiplied by Parent's actual corporate overhead cost (stated in basis points per funded loan) for the preceding calendar quarter (as reflected in Parent's internal financial reports).

               (ix) The Surviving Corporation shall be charged the monthly (or other periodic) lease payments attributable to any furniture, fixtures or equipment used by the Surviving Corporation. Notwithstanding the foregoing, the Surviving Corporation shall be charged (a) the actual telephone line charges for its use of the autodialer and (b) a percentage of the lease payments payable for the autodialer equal to the number of users, or "seats", allocated to the Surviving Corporation divided by the total number of seats charged under the autodialer lease.

               (x) The Surviving Corporation shall be allocated an amount equal to the gross gain on sale recorded by Parent on loans originated by Surviving Corporation each quarter, subject to certain adjustments. For purposes of the period ending June 30, 1998, the calculation of gross gain on sale and the adjustments thereto shall be calculated in accordance with Exhibit L. After June 30, 1998, the parties shall review the adjustments and shall mutually agree upon changes in order to make the adjustments reflect then current market conditions.

         (d) Disposition of Surviving Corporation. Subject to Section 3.6 above, nothing herein shall be deemed or construed to limit or restrict the right of Parent, in its sole discretion, to sell or transfer all of the capital stock of the Surviving Corporation, or cause the Surviving Corporation to be merged with and/or into any other corporation or entity, or to sell all or substantially all of the assets of the Surviving Corporation.

     7.2 Exclusive Negotiations.  The Company and each of the Shareholders
         ----------------------
agrees that, prior to the Closing Date or the termination of this Agreement, neither the Company nor any of the Shareholders will engage in any negotiations other than with Parent for the sale of the Company Common Stock or for a merger or sale of the businesses or assets of the Company or any material part thereof.

     7.3 Restrictions on Resale of Merger Shares.  Subject to Section 9.5
         ---------------------------------------
hereof, each Shareholder agrees not to sell, assign, pledge or otherwise dispose of any shares of

Parent Common Stock (the "Merger Shares") received by such Shareholder pursuant to this Agreement for a period of twelve (12) months from the date such Shareholder receives such Merger Shares. After the expiration of such 12-month period, each Shareholder shall sell, assign, pledge or otherwise dispose of his Merger Shares only in accordance with, and to the extent permitted by, Rule 144
promulgated under the Securities Act.   Notwithstanding anything herein to the
contrary, each of the Shareholders agrees that he shall not sell, assign, pledge or otherwise dispose of Merger Shares received by such Shareholder during the 180-day period following the completion of an underwritten public offering by Parent if (i) such Shareholder is then an employee of Parent or any of its subsidiaries (including the Surviving Corporation), (ii) the underwriter of such offering requests such a commitment from such Shareholder, and (iii) the executive officers and directors of Parent are subject to the same restriction on resale of their shares of Parent Common Stock.

     7.4 Non-Competition; Non-Solicitation.
         ---------------------------------

         (a)   No Competition.

               (i)  With Respect to Akers.  In consideration of and as an
                    ---------------------
         inducement for Parent to enter into this Agreement, [subject only to the proviso below in this Section 7.4(a)(i)], Akers agrees that, for the duration of the term of his employment as specified in the Akers Employment Agreement (the "Akers Employment Term"), and for a period of twelve (12) months thereafter (or, if longer, for any period during which Akers receives any compensation pursuant to the Akers Employment Agreement), he shall not, without the prior written consent of Parent, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any individual, partnership, firm, corporation or other business organization or entity that competes with, or intends to compete with, Parent or its affiliates in the business of underwriting, purchasing, securitizing, selling or servicing subprime credit grade secured loans or any other principal line of business engaged in by the Surviving Corporation or Parent; provided, however, that if Akers's employment with the Surviving
         --------  -------
         Corporation is terminated by Parent without "cause" (as defined in the Akers Employment Agreement), then the foregoing covenant shall immediately thereupon terminate.

               (ii) With Respect to Redding.  In consideration of and as an
                    -----------------------
         inducement for Parent to enter into this Agreement, [subject only to the proviso below in this Section 7.4(a)(i)], Redding agrees that, for the duration of the term of his employment as specified in the Redding Employment Agreement (the "Redding Employment Term"), and for a period of twelve (12) months thereafter (or, if longer, for any period during which Redding receives any compensation pursuant to the Redding

         Employment Agreement), he shall not, without the prior written consent of Parent, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any individual, partnership, firm, corporation or other business organization or entity that competes with, or intends to compete with, the Surviving Corporation and/or Parent and/or affiliates of the Surviving Corporation and/or Parent in the business of underwriting, purchasing, securitizing, selling or servicing subprime credit grade secured loans or any other principal line of business engaged in by the Surviving Corporation or Parent; provided, however, that if Redding's employment with the
                 --------  -------
         Surviving Corporation is terminated by Parent without "cause" (as defined in the Redding Employment Agreement), then the foregoing covenant shall immediately thereupon terminate.

         (b)   No Solicitation.

               (i)  With Respect to Akers.  In consideration of and as an
                    ---------------------
         inducement for Buyer to enter into this Agreement, subject only to the proviso below in this Section 7.4(b)(i), Akers agrees that, for the duration of the Akers Employment Term and for a period of twelve (12) months thereafter (or, if longer, for any period during which Akers receives any compensation pursuant to the Akers Employment Agreement), he shall not, whether for his own account or for the account of any individual, partnership, firm, corporation or other business organization (other than Parent and/or the Surviving Corporation while serving as an employee of the Surviving Corporation), solicit or endeavor to entice away from Parent and/or the Surviving Corporation, or otherwise interfere with the relationship of such companies with, any person who is, or was within the 12-month period prior to such proscribed act, a customer, client or a key employee of such companies; provided, however, that if Akers's employment with the Surviving
         --------  -------
         Corporation is terminated by Parent without "cause" (as defined in the Akers Employment Agreement), then the foregoing covenant shall immediately thereupon terminate.

               (ii) With Respect to Redding.  In consideration of and as an
                    -----------------------
         inducement for Buyer to enter into this Agreement, subject only to the proviso below in this Section 7.4(b)(ii), Redding agrees that, for the duration of the Redding Employment Term and for a period of twelve (12) months thereafter (or, if longer, for any period during which Redding receives any compensation pursuant to the Redding Employment Agreement), he shall not, whether for his own account or for the account of any individual, partnership, firm, corporation or other business organization (other than Parent and/or the Surviving Corporation while serving as an employee of the Surviving Corporation), solicit or endeavor to entice away from Parent and/or the Surviving Corporation, or otherwise interfere with the relationship of such companies with, any person who is, or was within the 12-month period prior to such proscribed act, a customer, client or a key employee of such companies; provided, however, that if
                                                     --------  -------
         Redding's employment with the Surviving Corporation is terminated by Parent without "cause" (as defined in the Redding Employment Agreement), then the foregoing covenant shall immediately thereupon terminate.

                                  ARTICLE VIII
                             CONDITIONS OF PURCHASE

     8.1 General Conditions.  The obligations of the parties to effect the
         ------------------
Merger shall be subject to the following conditions unless waived in writing by all parties:

         (a) No Prohibiting Law. No law or order shall have been enacted, entered, issued, promulgated or enforced by any Governmental Entity, nor shall any action have been instituted and remain pending or have been threatened and remain so by any governmental entity at what would otherwise be the Closing Date, which prohibits or restricts or would (if successful) prohibit or restrict the transactions contemplated by this Agreement or which would not permit the business of the Company as presently conducted to continue unimpaired following the Closing Date.

     8.2 Conditions to Obligations of Parent and Acquisition Subsidiary.  The
         --------------------------------------------------------------
obligations of Parent and Acquisition Subsidiary to effect the Merger shall be subject to the following conditions except to the extent waived in writing by Parent and Acquisition Subsidiary:

         (a) Representations and Warranties and Covenants of the Shareholders. The representations and warranties of each of the Shareholders herein contained shall be true at the Closing Date in all material respects with the same effect as though made at such time; the Company and each of the Shareholders shall have in all material respects performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing Date, and the Company and each of the Shareholders shall each have delivered to Parent and Acquisition Subsidiary certificates in form and substance satisfactory to Parent and Acquisition Subsidiary, dated the Closing Date, to such effect.

         (b) No Material Adverse Change. There shall have been no material adverse change in the business or financial condition of the Company (as shown in the Company's most recent unaudited financial statements dated as of September 30, 1997).

         (c) Opinion of Counsel. Parent and Acquisition Subsidiary shall receive at the Closing from Stradling Yocca Carlson & Rauth, a professional corporation, counsel to the Company and the Shareholders, an opinion dated the Closing Date, in form and substance substantially as set forth in Exhibit G.

         (d) Due Diligence. Parent shall not, in the course of its ongoing business investigation, have discovered information not previously disclosed by the Company, which Parent reasonably believes has a materially adverse effect on the business of the Company or is materially inconsistent with material information disclosed to Parent prior to the date hereof.

         (e) Consents. The Company shall have obtained all permits, authorizations and third party consents, in form and substance reasonably satisfactory to Parent and Acquisition Subsidiary, necessary for the consummation of the Merger.

         (f) Employment Agreements. Akers and Redding shall have entered into and delivered to Parent the Akers Employment Agreement and the Redding Employment Agreement.

         (g) Investment Letters. Each of the Shareholders shall have executed and delivered to Parent an Investment Letter substantially in the form attached hereto as Exhibit H.

         (h) Shareholder Approval. Each of the Shareholders shall have voted to approve this Agreement and all agreements to be entered into in connection herewith and all of the transactions contemplated hereby and thereby.

     8.3 Conditions to Obligations of the Company and the Shareholders.  The
         -------------------------------------------------------------
obligations of the Company and the Shareholders to effect the Closing and the Merger shall be subject to the following conditions, except to the extent waived in writing by the Company and the Shareholders:

         (a) Representations and Warranties of Parent and Acquisition Subsidiary. The representations and warranties of Parent herein contained shall be true at the Closing Date in all material respects with the same effect as though made at such time; Parent shall in all material respects have performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have delivered to the Company and the Shareholders a certificate of Parent in form and substance satisfactory to the Company and the Shareholders, dated the Closing Date and signed by a duly authorized corporate officer to such effect.

         (b) No Material Adverse Change. There shall have been no material adverse change in the financial condition of Parent during the period commencing on September 30, 1997 and ending on the Closing Date.

         (c) Consents. Parent shall have received all permits, authorizations, regulatory approval and third party consents necessary for the consummation of the Merger.

         (d) Opinion of Counsel. The Company shall have received at the Closing from O'Melveny & Myers LLP, counsel to Parent and Acquisition Subsidiary, an opinion dated the Closing Date, in form and substance substantially as set forth in Exhibit I.

                                   ARTICLE IX
                                   INDEMNITY

     9.1 Survival of Representations.  All representations and warranties of the
         ---------------------------
parties contained in this Agreement or expressly incorporated herein by reference shall survive the Closing hereunder and any investigation made by or on behalf of any party hereto until the second anniversary of the Closing Date, except for the representations and warranties set forth in (i) Section 4.10 which shall survive until all tax liabilities of the Company are decided by final determination of the Internal Revenue Service, judicial decision or upon expiration of the statute of limitations, taking in account any waiver or extension of such applicable statute of limitations and (ii) Section 4.17 which shall survive for five years after the Closing Date and the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.4, 4.5 and 4.6 which shall survive indefinitely. A claim for indemnification under this Article IX for breach of a representation or warranty may be brought at any time provided that the representation or warranty on which such claim is based continues to survive at the time a Certificate relating to such claim has been delivered in accordance with Section 9.4 hereof and if such Certificate is delivered within such period all rights to indemnification with respect to such claim shall continue in force and effect.

     9.2 Indemnification.
         ---------------

         (a) By the Shareholders. Subject to Section 9.3 below, the Shareholders, jointly and severally, agree to indemnify and hold Parent and Acquisition Subsidiary and their respective subsidiaries, Affiliates, officers, directors and employees harmless from and against any and all damages, costs, expenses, liabilities, causes of action, or claims (including attorneys' fees and costs) (collectively, "Losses") incurred by any of them as a result of (i) the failure of any representation or warranty made by the Shareholders in this Agreement to be true and correct as of the Closing Date or (ii) the breach by any of the Shareholders of any of their respective covenants or agreements set forth in this Agreement.

         (b) By Parent. Subject to Section 9.3 below, Parent agrees to indemnify and hold each of the Shareholders and the Affiliates and employees of each such Shareholder harmless from and against any and all Losses incurred by any of them as a result of (i) the failure of any representation or warranty made by Parent and/or the Acquisition Subsidiary in this Agreement to be true and correct as of the Closing Date or (ii) the breach by Parent and/or the Acquisition Subsidiary of any of its covenants or agreements set forth in this Agreement. For purposes of Parent's indemnification obligation hereunder, Losses shall include the difference, if any, between the actual amount of the First Earn-Out and the Second Earn-Out and the amount of the First Earn-Out and the Second Earn-Out that would have been received by the Shareholders but for the breach by Parent that gave rise to the indemnification claim.

     9.3 Limitations.
         -----------

         (a) Determination of Losses. All Losses hereunder shall be determined net of any (i) Third Party Awards (as defined in this paragraph) and (ii) Tax Benefits (as defined in this paragraph). As used herein, "Third Party Awards" shall mean any actual recoveries from third parties by the party seeking indemnification hereunder (the "Indemnified Party") (including, without limitation, from insurance and third party indemnifications) in connection with the claim for which such party is also potentially liable. As used herein, "Tax Benefits" shall mean the present value of any permanent tax related loss, deduction or credits which Parent's regular auditors determine, in their sole judgment, is proper or allowable under applicable law (computed after taking into account any indemnification payment made, including taxes thereon) in connection with a claim for which the Indemnified Party is potentially liable.

         (b) Indemnification Cap. Subject to the provisions of paragraph (c) of this Section 9.3 but notwithstanding any other term or provision of this Agreement, neither Parent nor the Shareholders shall be obligated to pay pursuant to this Article IX any indemnification obligation pursuant to this
     Article IX to the extent such payment would, when added to all amounts previously paid by such Person or Persons pursuant to this Article IX, exceed the aggregate amount of the Initial Purchase Price and the First Earn-Out, if any, and the Second Earn-Out, if any. Notwithstanding the foregoing, in the case of indemnification by Parent to the Shareholders, the First Earn-Out and the Second Earn-Out will be calculated as if the breach that gave rise to such indemnification had not occurred.

         (c) Application of Cap. Prior to the payment in full of the Initial Purchase Price and the First Earn-Out, if any, and the Second Earn-Out, if any, neither Parent nor the Shareholders shall be obligated to pay any amount pursuant to this Article IX to the extent such payment would, when added to all amounts previously paid by such Persons pursuant to this
     Article IX, exceed (any
     such excess, an "Indemnity Excess") the amounts previously paid by Parent to the Shareholders in respect of the Initial Purchase Price, the First Earn-Out, if any, and the Second Earn-Out, if any. Any part or all of any Agreed Claim, and any claim which has been made the subject of a Certificate and which has not yet been resolved in accordance with Section
     9.5 (collectively, "Held Claims"), to which an Indemnity Excess relates shall be considered an active and pending claim indemnifiable, if at all, in accordance with subparagraphs (i) and (ii) below.

               (i) Shareholder Claims Relating to Indemnity Excess.  Any Held
                   -----------------------------------------------
         Claims which either are or become Agreed Claims for which Parent is obligated to provide indemnification pursuant to Section 9.5 and which relate to an Indemnity Excess shall be paid by Parent only to the extent that any Earn-Out Amounts have been determined to be payable to the Shareholders pursuant to Section 3.4. Parent shall pay any such amounts within ten (10) business days after such Earn-Out Amounts have been determined in accordance with Section 3.4 (and only to the extent thereof). Parent shall have no obligation to pay any Held Claim (i) which fails to become an Agreed Claim or (ii) to the extent that the amount of such Held Claim exceeds the aggregate amount of all Earn-Out Amounts determined under Section 3.4 for the three-year period ending December 31, 2000; provided, that the amount of the First Earn-Out and
                            --------
         the Second Earn-Out shall be calculated as if the breach by Parent that gave rise to such indemnification had not occurred.

               (ii) Parent Claims Relating to Indemnity Excess.  Any Held Claims
                    ------------------------------------------
         which either are or become Agreed Claims for which the Shareholders are obligated to provide indemnification pursuant to Section 9.5 and which relate to an Indemnity Excess shall be offset to the extent of any Earn-Out Amounts in accordance with Section 3.7. The Shareholders shall have no obligation to pay any Held Claim (i) which fails to become an Agreed Claim or (ii) to the extent that the amount of such Held Claim exceeds the aggregate amount of all Earn-Out Amounts determined under Section 3.4 for the three-year period ending December 31, 2000.

         (d) Deductible. Notwithstanding anything to the contrary contained herein but subject to the last sentence of this Section 9.3(d), only when Losses for which indemnification is sought against a party hereto (the "Indemnifying Party") totalling $125,000 (after deducting from such Losses, as hereinabove provided, all Third Party Awards, if any, and all Tax Benefits, if any) have been incurred by the Indemnified Party may such Indemnified Party make any claim, demand or request to the Indemnifying Party for payments pursuant to this Article IX, and in such case the Indemnified Party shall be entitled to indemnification for the full amount of the Losses after deducting $125,000, the Third Party Awards and all Tax Benefits. Notwithstanding the foregoing, the foregoing deductible shall apply only to Losses arising from a breach by the Shareholders or Parent of their representations and/or warranties contained in Articles IV and V, respectively, hereunder and shall not apply to any other Losses, including, without limitation, any Losses in connection with the litigation disclosed on Schedule 4.13 in excess of the estimated future liability included on the Company's opening balance sheet in accordance with Section 6.7.

     9.4 Indemnification Procedures.
         --------------------------

         (a) Certificate. As soon as practicable after the incurrence of a Loss or Losses by an Indemnified Party, including, without limitation, any claim by a third party described in Section 9.4(c) hereof, which might give rise to indemnification hereunder, the Indemnified Party shall deliver to the Indemnifying Party a certificate (the "Certificate"), which Certificate shall:

               (i) state that the Indemnified Party has paid or properly accrued Losses, or anticipates that it will incur liability for Losses; and

               (ii) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty or breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder.

         (b) Denial of Obligation to Indemnify. In case the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Certificate, the Indemnifying Party shall, within 30 days after receipt by the Indemnifying Party of such Certificate, deliver to the Indemnified Party a written notice to such effect. The Indemnifying Party and the Indemnified Party shall, within the 30-day period beginning on the date of receipt by the Indemnified Party of such written objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected. If the Indemnified Party and the Indemnifying Party succeed in reaching agreement on their respective rights with respect to any such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts, then the Indemnified Party and the Indemnifying Party shall immediately submit such dispute to a court of competent jurisdiction.

         (c) Third Party Claims. As soon as practicable after receipt by an Indemnified Party of notice of any claim or the commencement of any action by any third party, the Indemnified Party shall, if a claim in respect thereof is to be made by it under this Article IX, notify the Indemnifying Party in writing of the claim or the commencement of that action. If any such claim or action shall be brought against an Indemnified Party, and it shall notify the Indemnifying Party thereof, the Indemnifying Party shall be entitled to participate therein, and, to the extent that it wishes, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party under this
     Article IX for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, any Indemnified Party
                                        --------  -------
     shall have the right to employ separate counsel in any such claim or action and to participate in the defense thereof but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (ii) such Indemnified Party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party and in the reasonable judgment of such counsel it is advisable for such Indemnified Party to employ separate counsel or (iii) the Indemnifying Party has failed to assume the defense of such claim or action and employ counsel reasonably satisfactory to the Indemnified Party, in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such claim or action on behalf of such Indemnified Party, it being understood, however, that the Indemnifying Party shall not, in connection with any one such claim or action or separate but substantially similar or related claims or actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for all such Indemnified Parties, which firm shall be designated in writing by such Indemnified Parties. Each Indemnified Party, as a condition of the indemnity agreements contained herein, shall use its best efforts to cooperate with the Indemnifying Party in the defense of any such claim or action. The Indemnifying Party shall not be liable for any settlement of any such claim or action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment in favor of the plaintiff in any such claim or action, the Indemnifying Party agrees to indemnify and hold harmless any Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

         (d) Agreed Claims. Claims for Losses specified in any Certificate to which an Indemnifying Party shall not object in writing within thirty (30) days of receipt of such Certificate, claims for Losses covered by a memorandum of agreement of the nature described in Section 9.4(b) hereof, claims for Losses the validity and amount of which have been the subject of final judicial determination or settlement as contemplated by Section 9.4(b) and/or Section 9.4(c) hereof are hereinafter referred to, collectively as "Agreed Claims". Except for Agreed Claims which are Held Claims (indemnification for which shall be governed by the provisions of Section 9.3(c)), (i) within ten (10) days of the determination of the amount of any Agreed Claims for which Parent is entitled to indemnification hereunder, the Shareholders shall pay Parent an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated in writing by Parent not less than two days prior to such payment and (ii) within ten (10) days of the determination of the amount of any Agreed Claims for which the Shareholders are entitled to indemnification hereunder, Parent shall pay each Shareholder such Shareholder's pro rata share of an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated in writing by such Shareholder not less than two days prior to such payment.

         (e) Subrogation of Indemnifying Party. If the Indemnified Party receives payment or other indemnification from an Indemnifying Party hereunder, the Indemnifying Party shall be subrogated to the extent of such payment or indemnification to all rights in respect of the subject matter of such claim to which the Indemnified Party may be entitled, to institute appropriate action for the recovery thereof, and the Indemnified Party agrees reasonably to assist and cooperate with the Indemnifying Party at no expense to the Indemnified Party in enforcing such rights.

     9.5 Shareholders' Option to Use Parent Common Stock As Payment.  To the
         ----------------------------------------------------------
extent that, at the time any amount is to be paid by any Shareholder to Parent pursuant to this Article IX, such Shareholder shall have received shares of Parent's Common Stock pursuant to Article III hereof, such Shareholder shall have the right to satisfy any indemnification obligation hereunder in full or in part by returning to Parent an appropriate number of shares of such Parent Common Stock; provided, however, that the aggregate value (as determined in
              --------  -------
accordance with the next sentence of this Section 9.5) of all shares of Parent Common Stock returned by the Shareholders pursuant to this Section 9.5 shall not exceed fifty percent (50%) of the total indemnification payments made by the Shareholders pursuant to this Article IX. For purposes of determining the value of each share of Parent Common Stock when so returned for purposes of this
Section 9.5, such value shall be equal to the weighted average of the per-share values ascribed pursuant to Sections 2.6 and/or 3.3 to the shares of Parent Common Stock which are actually received by the Shareholders pursuant to this Agreement.

     9.6 Tax Treatment of Indemnity Payments.  The parties agree to treat any
         -----------------------------------
indemnity payment made pursuant to this Article IX as an adjustment to the aggregate purchase price (including the Initial Purchase Price and any amounts paid to the Shareholders in respect of the First Earn-Out and the Second Earn-
Out) for federal, state, local and foreign income tax purposes.

                                 ARTICLE X
                      TERMINATION OF OBLIGATIONS; SURVIVAL

     10.1  Termination of Agreement.  Anything herein to the contrary
           ------------------------
notwithstanding, this Agreement and the transactions contemplated by this Agreement shall terminate if the Closing does not occur on or before the close of business on January 5, 1998 unless extended by mutual consent in writing of Parent, Acquisition Subsidiary, the Company and the Shareholders and may otherwise be terminated at any time before the Closing as follows and in no other manner:

         (a) Mutual Consent.  By mutual consent in writing of the parties.

         (b) Conditions to Parent's and Acquisition Subsidiary's Obligations Not Met. By Parent or Acquisition Subsidiary by written notice to the Company and the Shareholders if any event occurs which would render impossible the satisfaction of one or more conditions to the obligations of Parent and Acquisition Subsidiary to consummate the transactions contemplated by this Agreement as set forth in Section 8.2.

         (c) Conditions to Parent's and Acquisition Subsidiary's Obligations Not Met. By the Company or the Shareholders by written notice to Parent and Acquisition Subsidiary if any event which occurs would render impossible the satisfaction of the conditions to the obligations of the Company or the Shareholders to consummate the transactions contemplated by this Agreement as set forth in Section 8.3.

     10.2  Effect of Termination.  In the event this Agreement shall be
           ---------------------
terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement shall terminate without further liability of any party to another; provided that the obligations of the parties contained in Sections 6.1 and 12.3 shall survive any such termination. A termination under Section 10.1(b) or (c) shall not relieve any party of any liability for a breach of, or for any misrepresentation under this Agreement, or be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation.

                                   ARTICLE XI
                              REGISTRATION RIGHTS

     11.1  Piggyback Registration.
           ----------------------

         (a) Right to Piggyback. At any time until April 30, 2001, if Parent proposes to register any shares of its common stock other than the Parent Common Stock (such shares, the "Other Shares") under the Securities Act (other than registrations on Form S-4 or Form S-8 or the equivalent thereof) with respect to a public offering in whole or in part for its own account and the form of Registration Statement to be used may be used for the registration of the Parent Common Stock, Parent shall give prompt written notice to each Shareholder (each, a "Piggyback Shareholder") of its intent to do so. Within 15 days after receipt of such notice, either or both of the Piggyback Shareholders may by written notice to Parent request the registration by Parent under the Securities Act in connection with such proposed registration by Parent of up to 50% of the shares of Parent Common Stock which, by the date on which such registration becomes effective, will have been held by such Piggyback Shareholder for a period of at least 12 months from the date such shares were received by such Piggyback Shareholder and may not be sold pursuant to Rule 144(k) under the Securities Act (a "Piggyback Registration"). Such written notice to Parent shall specify the Parent Common Stock intended to be disposed of by such Piggyback Shareholder. Upon receipt of such request, Parent shall use its best efforts to register under the Securities Act all of the Parent Common Stock which Parent has been so requested to register, to the extent requisite to permit the disposition of the Parent Common Stock so to be registered; provided, however, that if at any time after giving notice of
                 --------  -------
     its intent to register the Parent Common Stock and before the effective date of the Registration Statement filed in connection with such Piggyback Registration, Parent determines for any reason not to register or to delay registration of its Other Shares, Parent may, at its election, give notice of such determination to the Piggyback Shareholders, and, thereupon, (i) in the case of a determination not to register any of the Parent Common Stock in connection with such Piggyback Registration (but not from its obligation to pay registration expenses pursuant to Section 11.3 hereof), and (ii) in the case of a determination to delay registering, Parent may delay registering any Parent Common Stock for the same period as the delay in registering its Other Shares.

         (b) Selection of Underwriters. The underwriters of any offering pursuant to a Piggyback Registration shall be one or more nationally-recognized investment banking firms selected by Parent.

         (c) Priority in Piggyback Registrations. If the managing underwriter informs Parent in writing of its judgment that including the Parent Common Stock in the Piggyback Registration creates a substantial risk that the proceeds or price per unit to be received from such offering might be reduced or that the number of shares of Parent Common Stock is too large to be reasonably sold, then the managing underwriter may exclude some or all of such shares of such Parent Common Stock from such registration and underwriting. Any reduction in the number of shares of Parent Common Stock to be included in such registration and underwriting shall be borne first by the Founding Managers and the Piggyback Shareholders pro rata based on the number of shares, if any, for which registration was requested by the Founding Managers and the Piggyback Shareholders, and then equally by the other holders of shares of Parent Common Stock requested to be included in such registration and underwriting, as a group, pro rata based on the number of shares for which registration was requested by such holders. Any shares of Parent Common Stock (including any such shares held by a Piggyback Shareholder) excluded from such underwriting shall be withdrawn from such registration.

     11.2  Registration Procedures
           -----------------------

         (a) Parent Covenants. Whenever Parent is hereunder required to use its best efforts to effect the registration under the Securities Act of any shares of Parent Common Stock as provided in Section 11.1, Parent shall:

               (i) prepare and file with the Commission the requisite Registration Statement to effect such registration and thereafter use its best efforts to cause such Registration Statement to become effective, provided that Parent may discontinue any registration of its Other Shares (and, under the circumstances specified in Subsection 11.1(a), its securities which are shares of Parent Common Stock) at any time prior to the effective date of the Registration Statement relating thereto;

               (ii) prepare and file with the Commission such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement until such securities have been disposed of by the sellers thereof set forth in such Registration Statement;

               (iii) furnish to each Piggyback Shareholder such number of conformed copies of the Registration Statement, and of each amendment and supplement thereto, such number of copies of the prospectus contained in such Registration Statement and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents as such Piggyback Shareholder may reasonably request;

               (iv) use its best efforts to register or qualify all securities covered by such Registration Statement under such other securities or blue sky laws of United States jurisdictions as each seller thereof shall reasonably request, to keep such registration or qualification in effect for so long as the Registration Statement remains in effect, and to take any other action which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the securities owned by such seller, except that Parent shall not for any such purpose be required to (a) qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not be obligated to be so qualified but for the requirements of this subsection; (b) subject itself to taxation in any such jurisdiction; or (c) consent to general service or process in any such jurisdiction;

               (v) use its best efforts to cause all shares of Parent Common Stock covered by such Registration Statement to be registered with or approved by such other governmental agencies or authorities of United States jurisdictions as may be necessary to enable the seller thereof to consummate the disposition of such Registrable Securities;

               (vi) furnish to each seller of shares of Parent Common Stock a signed counterpart, addressed to such seller and the underwriters, of:

                    (x) an opinion of counsel for Parent dated the effective
               date of the Registration Statement (and dated the closing date under the underwriting agreement), reasonably satisfactory in form and substance to such seller, and

                    (y) a "comfort letter" dated the effective date of the
               Registration Statement (and dated the date of the closing under the underwriting agreement), signed by the independent public accountants who have certified the Company's financial statements included in such Registration Statement, covering substantially the same matters with respect to such Registration Statement and, in the case of the "comfort letter," with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer's counsel and in accountants' letters delivered to the underwriters in underwritten public offerings of securities, and, in the case of the legal opinion, such other legal matters, and, in the case of the "comfort letter," such other financial matters, as such seller or the underwriter may reasonably request;

               (vii) at any time when a prospectus relating thereto is required to be delivered under the Securities Act, notify each seller of Parent Common Stock covered by such Registration Statement promptly after the Company discovers that the prospectus included in such Registration Statement as then in effect includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and at the request of any such seller promptly prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein no misleading in the light of the circumstances under which they were made;

               (viii) otherwise use its best efforts to comply with all applicable rules and regulations of the Commission;

               (ix) provide and cause to be maintained a transfer agent and registrar for all shares of Parent Common Stock covered by such Registration Statement from and after a date not later than the effective date of such Registration Statement; and

               (x) use its best efforts to list or cause to be quoted all shares of Parent Common Stock covered by such Registration Statement on any securities exchange on which or in any market in which similar securities issued by Parent are then listed or quoted.

               Parent may require each seller of Parent Common Stock as to which any registration is being effected to furnish Parent such information regarding such seller and the distribution of such securities as Parent may reasonably request for the purpose of effecting such registration. Any Person participating in any Piggyback Registration must (a) agree to sell their securities on the basis provided in the underwriting agreement and
     (b) complete and execute all documents required under this Agreement or the underwriting agreement.

               Each holder of Parent Common Stock agrees that upon receipt of any notice from Parent of the happening of any event of the kind described in subparagraph (vii) of this Subsection 11.2(a), such holder will discontinue immediately such holder's disposition of securities pursuant to the Registration Statement until such holder receives copies of the supplemented or amended prospectus contemplated by such subparagraph (vii) and, if so directed by Parent, will deliver to Parent all copies, other than permanent file copies, then in such holder's possession of the prospectus relating to such shares of Parent Common Stock current at the time of receipt of such notice.

         (b) Underwriting Agreement. Parent will enter into an underwriting agreement with the underwriters for any offering pursuant to a Piggyback Registration if requested by the underwriters so to do. The underwriting agreement will contain such representations and warranties by Parent and such other terms as are generally prevailing at such time in underwriting agreements. The holders of shares of Parent Common Stock to be distributed by the underwriters shall be parties to such underwriting agreement and may, at their option, require that any or all of the representations, warranties, and other agreements by Parent to and for the benefit of the underwriters also be made to and for the benefit of such holders and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of such holders of shares of Parent Common Stock. No holder of shares of Parent Common Stock shall be required to make representations or warranties to, or agreements with, Parent or the underwriters other than representations, warranties or agreements regarding such holder, such holder's shares of Parent Common Stock, such holder's intended method of distribution, any representations required by law and any other customary representations.

         (c) Preparation; Reasonable Investigation. In connection with the preparation and filing of each Registration Statement under the Securities Act pursuant to this Agreement, Parent will give the Piggyback Shareholders, the underwriters and their respective counsel and accountants, the opportunity to participate in preparing the Registration Statement. Parent will also give each of such Persons such access to its books and records and opportunities to discuss the business of Parent with Parent's officers and independent public accountants who have certified Parent's financial statements as shall, in the opinion of such holders' and such underwriters' respective counsel, be necessary to conduct a reasonable investigation within the meaning of the Securities Act.

         (d) Rule 144. Parent shall file the reports required to be filed by it under the Securities Act and the Securities Exchange Act of 1934, as amended, to enable the Shareholders to sell their shares of Parent Common Stock without registration under the Securities Act and within the exemptions provided under the Securities Act by Rule 144 or any similar rule or regulation hereafter adopted by the Commission.

     11.3  Registration Expenses.
           ---------------------

     Parent shall bear all expenses incident to Parent's compliance with this Agreement, including, without limitation, registration, filing and NASD fees, securities and blue sky compliance fees and expenses, word processing expenses, duplicating expenses, printing expenses, engraving expenses, messenger and delivery expenses, Parent general and administrative expenses, Parent counsel and accountants fees and disbursements, special audit costs, financial statement and reconstruction costs, comfort letter costs, underwriter fees and disbursements customarily paid by issuers or sellers of securities (including fees paid to a "qualified independent underwriter" required by the rules of the NASD in connection with a distribution), "road show" expenses and allocations and the expense for other Persons retained by Parent, but excluding (x) fees and disbursements of the counsel for any Piggyback Shareholder, and (y) discounts, commissions or fees of underwriters, selling brokers, dealer managers, sales agents or similar securities industry professionals relating to the distribution of Parent Common Stock and applicable transfer taxes, if any, which shall be borne by the Piggyback Shareholders in all cases.

                                 ARTICLE XII
                            MISCELLANEOUS PROVISIONS

     12.1  Amendment and Modifications.  Subject to applicable law, this
           ---------------------------
Agreement may be amended, modified and supplemented only by written agreement between the parties hereto which states that it is intended to be a modification of this Agreement.

     12.2  Waiver of Compliance.  Any failure of the Company and the
           --------------------
Shareholders, on the one hand, or Parent and Acquisition Subsidiary, on the other, to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the other party, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     12.3  Expenses.  The parties agree that all fees and expenses incurred by
           --------
them in connection with this Agreement and the transaction contemplated hereby shall be borne by the party incurring such fees and expenses, including, without limitation, all fees of counsel, actuaries and accountants.

     12.4  Good Faith Efforts; Further Assurances.  Each party will use its good
           --------------------------------------
faith efforts to cause all conditions to its and the other parties obligations hereunder to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be effected substantially in accordance with its terms as reasonably practicable. The parties shall cooperate with each other in such actions and in securing requisite approvals. Each party shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement the transactions contemplated hereby or to evidence such events or matters. Notwithstanding the foregoing, no party hereto shall be obligated to incur any financial obligation or other liability other than as expressly contemplated herein.

     12.5  Remedies; Waiver.  To the maximum extent permitted by law, all rights
           ----------------
and remedies existing under this Agreement are cumulative to and not exclusive of, any rights or remedies otherwise available under applicable law. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

     12.6  Knowledge Convention.  The terms "knowledge" and "known" as used in
           --------------------
this Agreement shall mean or be based only on the actual knowledge of the person making such statement at the time such statement is made by such person, provided that such person shall make such statement only after making inquiry of all relevant key personnel of the entities with respect to which the statement pertains, and each statement shall be deemed to include a representation that such inquiry has been made.

     12.7  Notices.  All notices, requests, demands and other communications
           -------
required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail with postage prepaid:

         (a)   if to the Company, to:

               PWF Corporation
               2030 Main Street #540
               Irvine, California  92714
               Attention:  Kirk Redding

         with a copy to:

               Stradling Yocca Carlson & Rauth,
                a professional corporation
               660 Newport Center Drive
               Newport Beach, California 92660
               Attention:  Nick Yocca, Esq.

     or to such other person or address as the Company shall furnish to Parent and Acquisition Subsidiary in writing;

         (b) if to a Shareholder, to the address set forth on the signature page hereto, or to such other person or address as such Shareholder shall furnish to Parent and Acquisition Subsidiary in writing;

         (c)   if to Parent or Acquisition Subsidiary, to:

               New Century Financial Corporation
               18400 Von Karman, Suite 1000
               Irvine, California 92612
               Attention:  Brad A. Morrice
                           Vice Chairman of the Board and President

         with a copy to:

               O'Melveny & Myers LLP
               610 Newport Center Drive
               Newport Beach, California  92660
               Attention:  David Krinsky, Esq.

     or to such other person or address as Parent or Acquisition Subsidiary shall furnish to the Company and the Shareholders in writing.

   12.8   Assignment.  This Agreement and all of the provisions hereof shall be
          ----------
binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party; provided
                                                                     --------
that the rights set forth in Article III above shall not be assignable, evidenced by negotiable certificates or readily marketable.

   12.9   Publicity.  Neither the Company, any Shareholder, Parent nor
          ---------
Acquisition Subsidiary shall make or issue, or cause to be made or issued, any announcement or written statement concerning this Agreement or the transactions contemplated hereby for dissemination to the general public without the prior consent of the other parties. This provision shall not apply, however, to any announcement or written statement required to be made by law or the regulations of any federal or state governmental agency.

   12.10  Governing Law.  This Agreement and the legal relations among the
          -------------
parties hereto shall be governed by and construed in accordance with the laws of the State of California, as applied to contracts entered into and to be wholly performed within such State, except with regard to the internal affairs of corporations not incorporated in California (which internal affairs shall be governed by the law of the state or other jurisdiction of incorporation).

   12.11  Counterparts.  This Agreement may be executed simultaneously in two or
          ------------
more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

   12.12  Headings.  The headings of the Sections and Articles of this Agreement
          --------
are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

   12.13  Entire Agreement.  This Agreement, including the Exhibits and
          ----------------
Schedules hereto, and the other documents and certificates delivered pursuant to the terms hereof, set forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto.

   12.14  Third Parties.  Except as specifically set forth or referred to
          -------------
herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and their respective corporate seals to be affixed hereto, all as of the day and year first above written.


"Parent"

NEW CENTURY FINANCIAL CORPORATION,
a California corporation


By: /s/ BRAD A. MORRICE
    ---------------------
Name: Brad A. Morrice
      -------------------
Title: President
       ------------------


"ACQUISITION SUBSIDIARY"

NC ACQUISITION CORP.,
a California corporation


By: /s/ BRAD A. MORRICE
    -------------------
Name: Brad A. Morrice
      -----------------
Title: President
       ----------------


"COMPANY"

PWF Corporation,
a California corporation


By: /s/ KIRK REDDING
    -------------------
Name: Kirk Redding
      -----------------
Title: President
       ----------------

/s/ PAUL AKERS
-----------------------
PAUL AKERS, individually

/s/ KIRK REDDING
-----------------------
KIRK REDDING, individually

                    LIST OF OMITTED SCHEDULES AND EXHIBITS*
                    --------------------------------------

Schedules

Schedule A       List of Shareholders
Schedule 4.1     Company - Incorporation; Stock; Etc.
Schedule 4.8     Financial Statements
Schedule 4.9     Undisclosed Liabilities
Schedule 4.11    Absence of Certain Developments
Schedule 4.12    Contracts and Commitments
Schedule 4.13    Litigation; Compliance
Schedule 4.16    Personal Property
Schedule 4.17    Environmental Laws and Regulations
Schedule 4.23    Employee Benefit Plans
Schedule 4.24    Insurance
Schedule 4.25    Insider Interests
Schedule 5.1(c)  Parent - Incorporation; Stock; Etc.


Exhibits

Exhibit A        Agreement of Merger
Exhibit B        Articles of Incorporation of Surviving Corporation
Exhibit C        Bylaws of Surviving Corporation
Exhibit D        Letter of Transmittal
Exhibit E        Form of Akers Employment Agreement
Exhibit F        Form of Redding Employment Agreement
Exhibit G        Form of Opinion of Company Counsel
Exhibit H        Form of Investment Letter
Exhibit I        Form of Opinion of Parent's Counsel
Exhibit J        Sample Calculation of First Earn-Out
Exhibit K        Sample Calculation of Second Earn-Out
Exhibit L        Calculation of Gross Gain on Sale

-----------------
* Registrant agrees to furnish supplementally a copy of any of the omitted Schedules and Exhibits listed above to the Commission upon request.

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